Filed pursuant to Rule 424(b)(3)
Registration No. 333-206541

PROSPECTUS

GULFPORT ENERGY CORPORATION

Offer to Exchange up to $350,000,000 of

Outstanding 6.625% Senior Notes due 2023

for

up to $350,000,000 of

6.625% Senior Notes due 2023

that have been registered

under the Securities Act of 1933, as amended

The exchange offer will expire at midnight, New York City Time, on October 8, 2015, unless we extend the exchange offer. We do not currently intend to extend the exchange offer.

We are offering to exchange up to $350.0 million aggregate principal amount of our 6.625% Senior Notes due 2023, or the Exchange Notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for an equal principal amount of our outstanding 6.625% Senior Notes due 2023, or the 2015 Notes, issued in a private offering on April 21, 2015. The 2015 Notes were issued under an indenture, dated April 21, 2015, which, as may be amended or supplemented from time to time, we refer to as the Indenture, among us, certain subsidiaries party thereto and Wells Fargo Bank, N.A., as trustee. The 2015 Notes and the Exchanges Notes are collectively referred to herein as the Notes.

We will exchange all 2015 Notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of the Exchange Notes that have been registered.

You may withdraw tenders of the 2015 Notes at any time prior to the expiration of the exchange offer.

The terms of the Exchange Notes to be issued are identical in all material respects to the terms of the 2015 Notes, except for transfer restrictions and registration rights that do not apply to the Exchange Notes, and different administrative terms.

The Exchange Notes, together with any 2015 Notes not exchanged in the exchange offer, will constitute a single class of debt securities under the Indenture.

The exchange of the 2015 Notes will not be a taxable exchange for United States federal income tax purposes.

We will not receive any proceeds from the exchange offer.

The Exchange Notes will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers have advised us that they have been making a market in the 2015 Notes and intend to continue to make a market in such notes and, when issued, the Exchange Notes. The initial purchasers are not obligated, however, to do so, and any such market making may be discontinued by the initial purchasers in their discretion at any time without notice. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

See “Risk Factors” beginning on page 10 for a discussion of factors that you should consider before tendering your 2015 Notes.

Each broker-dealer that receives any Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The related letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the 2015 Notes where such 2015 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2015.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

This prospectus incorporates by reference important business and financial information about us that is not included or delivered with this prospectus. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be directed to Gulfport Energy Corporation, Attention: Investor Relations, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134. Oral requests should be made by calling our Investor Relations Department at (405) 242-4888.

In order to ensure timely delivery of the documents, you must make your requests to us no later than October 1, 2015 (which is five business days prior to the expiration of the exchange offer, unless we extend the exchange offer). In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended.

WHERE YOU CAN FIND MORE INFORMATION

We currently file periodic reports and other information under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the terms of the Indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, or the SEC, after the exchange offer is completed and for so long as any of the Exchange Notes remain outstanding, we will furnish to

i

the trustee and the holders of the Exchange Notes and, upon written request, to prospective investors, and file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent registered public accountant and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the SEC. In addition, for so long as any of the Exchange Notes remain outstanding, we have agreed to make available to any holder of the Exchange Notes or prospective purchaser of the Exchange Notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act. This prospectus contains or incorporates by reference summaries of certain agreements that we have entered into, such as the Indenture and the agreements described under “Description of Other Indebtedness” and “Description of the Exchange Notes.” The descriptions contained or incorporated by reference into this prospectus of these agreements do not purport to be complete and are qualified in their entirety by reference to the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.gulfportenergy.com, you can access electronic copies of documents we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference into this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing to Gulfport Energy Corporation, Attention: Investor Relations, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, or calling (405) 242-4888.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015;

•	the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from our definitive proxy statement on Schedule 14A, filed on April 30, 2015 as supplemented by additional proxy materials on May 6, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 7, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 7, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on March 19, 2015, April 15, 2015 (except for Item 7.01 therein), April 16, 2015, April 21, 2015, June 12, 2015 (except for Item 7.01 therein), June 24, 2015 and September 4, 2015.

In addition, we incorporate by reference the financial statements of Diamondback Energy, Inc., or Diamondback, that have been included on pages F-1 to F-54 in Diamondback’s Annual Report on Form 10-K (File No. 001-35700) filed with the SEC on February 20, 2015.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) (i) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement and (ii) after the date of this prospectus through the completion of the exchange offer, in each case, will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

You may request a copy of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing to Gulfport Energy Corporation, Attention: Investor Relations, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, or calling (405) 242-4888.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

INDUSTRY AND MARKET DATA

We obtained the industry and market data used throughout, or incorporated by reference into, this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference into this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including our pending acquisition and such things as estimated future net revenues from oil and gas reserves, future capital expenditures (including the amount and nature thereof), drilling activity, production, expenses, business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus and those discussed in the documents incorporated by reference into this prospectus. Consequently, all of the forward-looking statements made in this prospectus, and the documents incorporated by reference into this prospectus, are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus about us and the exchange offer. This summary does not contain all the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors,” as well as the financial statements and related notes thereto incorporated by reference into this prospectus. We have provided definitions for certain oil and natural gas terms used in this prospectus in the “Glossary of Oil and Gas Terms.” In this prospectus, except as otherwise indicated, the words “Gulfport,” the “Company,” “we,” “us,” “our” and “ours” refer to Gulfport Energy Corporation and its subsidiaries, unless otherwise indicated or the context otherwise requires.

Overview

We are an independent oil and natural gas exploration and production company focused on the exploration, exploitation, acquisition and production of natural gas, natural gas liquids and crude oil in the United States. Our corporate strategy is to internally identify prospects, acquire lands encompassing those prospects and evaluate those prospects using subsurface geology and geophysical data and exploratory drilling. Using this strategy, we have developed an oil and natural gas portfolio of proved reserves, as well as development and exploratory drilling opportunities on high potential conventional and unconventional oil and natural gas prospects. Our principal properties are located in the Utica Shale, primarily in Eastern Ohio, and along the Louisiana Gulf Coast in the West Cote Blanche Bay, or WCBB, and Hackberry fields. In addition, we have producing properties in the Niobrara Formation of Northwestern Colorado and the Bakken Formation. We also hold a significant acreage position in the Alberta oil sands in Canada through our interest in Grizzly Oil Sands ULC, or Grizzly, and interests in entities that operate in Southeast Asia, including the Phu Horm gas field in Thailand. We seek to achieve reserve growth and increase our cash flow through our annual drilling programs.

Our Offices

Our principal executive offices are located at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, and our telephone number is (405) 848-8807. Our website address is www.gulfportenergy.com. Information contained on our website does not constitute a part of this prospectus.

Summary of the Terms of the Exchange Offer

The summary below includes a description of the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. Additional information regarding the terms and conditions of the exchange offer and the Exchange Notes can be found under the headings “The Exchange Offer” and “Description of the Exchange Notes.”

The 2015 Notes	On April 21, 2015, we issued $350.0 million in aggregate principal amount of 6.625% Senior Notes due 2023, or the 2015 Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The 2015 Notes were issued under an indenture dated April 21, 2015, among us, our subsidiary guarantors and Wells Fargo Bank, N.A., as may be amended or supplemented from time to time, which indenture we refer to as the Indenture.

The Exchange Offer	We are offering to exchange up to $350.0 million aggregate principal amount of our 6.625% Senior Notes due 2023 that have been registered under the Securities Act, or the Exchange Notes, for up to $350.0 million aggregate principal amount of 2015 Notes. You may exchange your 2015 Notes only by following the procedures described elsewhere in this prospectus under the “The Exchange Offer—Procedures for Tendering 2015 Notes.”

Registration Rights	We issued the 2015 Notes in a private offering on April 21, 2015. In connection with this offering, we entered into a registration rights agreement with the initial purchasers of the 2015 Notes, or the initial purchasers, which agreements provide for, among other things, this exchange offer.

Resale of Exchange Notes	Based upon interpretive letters written by the SEC, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	You are acquiring the Exchange Notes in the ordinary course of your business;

•	You are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

•	You are not our “affiliate,” as that term is defined for the purposes of Rule 144A under the Securities Act.

If any of the foregoing are not true and you transfer any Exchange Note without registering the Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume any responsibility for, and will not indemnify you for, any such liability.

Each broker-dealer that receives Exchange Notes for its own account in exchange for 2015 Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See “Plan of Distribution.”

Consequences of Failure to Exchange 2015 Notes	The 2015 Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer. The trading market for 2015 Notes not exchanged in the exchange offer may be significantly more limited than at present. Therefore, if your 2015 Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your 2015 Notes. Furthermore, you will no longer be able to compel us to register the 2015 Notes under the Securities Act and we will not be required to pay additional interest as described in the registration rights agreement. In addition, you will not be able to offer or sell the 2015 Notes unless they are registered under the Securities Act (and we will have no obligation to register them, except in limited circumstances), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act.

Expiration of the Exchange Offer	The exchange offer will expire at midnight, New York City time on October 8, 2015, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than certain customary conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change. For additional information regarding the conditions to the exchange offer, see “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering 2015 Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal (including the 2015 Notes to be exchanged) to Wells Fargo Bank, N.A., as exchange agent, at the address set forth on the cover page of the letter of transmittal. In the alternative, you can tender your 2015 Notes by following the procedures for book-entry transfer, as described in this prospectus. For more information on accepting the exchange offer and tendering your 2015 Notes, see “The Exchange Offer—Procedures for Tendering 2015 Notes.”

Special Procedures for Beneficial Holders	If you are a beneficial holder whose 2015 Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your 2015 Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your 2015 Notes on your behalf. If you are a beneficial holder and you wish to tender your 2015 Notes on your own behalf, you must, prior to delivering the letter of transmittal and your 2015 Notes to the exchange agent, either make appropriate arrangements to register ownership of your 2015 Notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw the tender of your 2015 Notes at any time prior to midnight, New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent as described under “The Exchange Offer—Withdrawal of Tenders” by midnight, New York City time, on the expiration date.

Acceptance of 2015 Notes and Delivery of Exchange Notes	Subject to certain conditions, we will accept all 2015 Notes that are properly tendered in the exchange offer and not withdrawn prior to midnight, New York City time, on the expiration date. We will deliver the Exchange Notes promptly after the expiration date. The 2015 Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “The Exchange Offer—Procedures for Tendering 2015 Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “The Exchange Offer—Withdrawal of Tenders.”

United States Federal Income Tax Consequences	We believe that the exchange of 2015 Notes for Exchange Notes generally will not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	Wells Fargo Bank, N.A., the trustee under the Indenture, is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is set forth on the cover page of the letter of transmittal.

Fees and Expenses	We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes.

Regulatory Approvals	Other than those under federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Summary Description of the Exchange Notes

The terms of the Exchange Notes are identical in all material respects to those of the 2015 Notes except for transfer restrictions and registration rights that do not apply to the Exchange Notes and different administrative terms. The Exchange Notes will evidence the same debt as the 2015 Notes, and the Indenture will govern all of the Notes. The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Gulfport Energy Corporation.

Exchange Notes Offered	$350.0 million in aggregate principal amount of 6.625% Senior Notes due 2023 registered under the Securities Act.

Maturity Date	May 1, 2023.

Interest Rate and Payment Dates	The Exchange Notes will bear interest at the rate of 6.625% per annum, payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 2015. Interest on the Exchange Notes will accrue from the last interest payment date with respect to the 2015 Notes and, if no interest has been paid on the 2015 Notes, from May 1, 2015.

Guarantees	The Exchange Notes will be unconditionally guaranteed, jointly and severally, by all of our current and future restricted subsidiaries that guarantee our secured revolving credit facility or certain other debt. The Exchange Notes will not be guaranteed by Grizzly Holdings, Inc. or any future unrestricted subsidiaries.

Ranking	The Exchange Notes will be our senior unsecured obligations and will:

•	rank equally in right of payment with all of our existing and future senior indebtedness, including our outstanding 7.750% Senior Notes due 2020, which we refer to as the 7.750% Notes, and any 2015 Notes not exchanged in the Exchange Offer;

•	rank senior in right of payment to any future subordinated indebtedness; and

•	be effectively subordinated to our secured indebtedness, including our secured revolving credit facility, to the extent of the value of the assets securing such indebtedness.

Similarly, the guarantees of the Exchange Notes will be senior unsecured obligations of the guarantors and will:

•	rank equally in right of payment with all of the applicable guarantor’s existing and future senior indebtedness, including its guarantee of our outstanding 7.750% Notes and any 2015 Notes not exchanged in the Exchange Offer;

•	rank senior in right of payment to all of the applicable guarantor’s future subordinated indebtedness, if any; and

•	be effectively subordinated to all of the applicable guarantor’s existing and future secured indebtedness, including the applicable guarantor’s guarantee under our secured revolving credit facility, to the extent of the value of the assets securing such indebtedness.

The Exchange Notes and the guarantees will be structurally subordinated to all obligations, including trade payables, of any subsidiary that is not a guarantor, including any unrestricted subsidiary.

As of June 30, 2015, the Notes and the guarantees would have ranked effectively subordinated to approximately $94.4 million of secured indebtedness, consisting of $92.7 million of letters of credit under our secured revolving credit facility and $1.7 million under our office building loan described under “Description of other Indebtedness—Building Loans,” in each case to the extent of the value of the assets securing such indebtedness.

Optional Redemption	On and after May 1, 2018, we will be entitled, at our option, to redeem all or a portion of the Notes at the redemption prices listed under “Description of the Exchange Notes—Optional Redemption,” plus accrued interest to the redemption date. Prior to May 1, 2018, we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus a “make-whole” premium and accrued and unpaid interest to the redemption date.

In addition, any time prior to May 1, 2018, we will be entitled, at our option, to redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes issued prior to such date at a redemption price of 106.625%, plus accrued and unpaid interest to the redemption date, with an amount equal to the net cash proceeds from certain equity offerings. See “Description of the Exchange Notes—Optional Redemption.”

Mandatory Offers to Purchase	If we experience a change of control (as defined in the Indenture), we will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Change of Control” and “Risk Factors.”

If we sell certain assets and fail to use the proceeds in a manner specified in the Indenture, we will be required to make an offer to repurchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Restrictive Covenants	The Indenture that will govern the Exchange Notes will be the same Indenture that governs the 2015 Notes. The Indenture contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	make certain investments;

•	declare or pay dividends or make distributions on our capital stock;

•	prepay subordinated indebtedness;

•	sell assets including capital stock of restricted subsidiaries;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens;

•	engage in business other than the oil and gas business; and

•	designate certain of our subsidiaries as unrestricted subsidiaries.

These limitations are subject to a number of exceptions and qualifications. See “Description of the Exchange Notes—Certain Covenants.”

No Prior Market	The Exchange Notes will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers have advised us that they have been making a market in the 2015 Notes and intend to continue to make a market in such notes and, when issued, the Exchange Notes. The initial purchasers are not obligated, however, to do so, and any such market making may be discontinued by the initial purchasers in their discretion at any time without notice. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk Factors	See the section entitled “Risk Factors” immediately following “Summary” for a discussion of certain risks relating to an investment in the Exchange Notes.

RATIO OF EARNINGS (DEFICIT) TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. We have calculated the ratio of earnings to fixed charges by dividing the sum of income from continuing operations plus fixed charges by fixed charges. Fixed charges consist of interest expense. You should read these ratios in connection with our consolidated financial statements incorporated by reference into this prospectus. The financial measures used in this table may not be comparable to similarly titled financial measures used in our various agreements, including our secured revolving credit facility and the indentures.

	Year Ended December 31,			For the Six Months Ended June 30, 2015
	2014	2013	2012
	(in thousands) (unaudited)
Earnings
Income (loss) from continuing operations	$247,403	$153,192	$71,836	$(5,806)
Interest expense	23,986	17,490	7,458	20,782

Income before fixed charges	$271,389	$170,682	$79,294	$14,976

Fixed Charges
Interest expense	$23,986	$17,490	$7,458	$20,782

Total fixed charges	23,986	17,490	7,458	20,782

Earnings/fixed charge coverage ratio	11.3x	9.8x	10.6x	0.7x

RISK FACTORS

You should carefully consider each of the risks described below, in our Annual Report on Form 10-K for the year ended December 31, 2014 and in subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC, as may be amended from time to time, incorporated by reference into this prospectus, and all of the other information contained in or incorporated by reference into this prospectus, before participating in the exchange offer. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below and those incorporated by reference into this prospectus are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.

Risks Related to the Exchange Notes, the Exchange Offer and Our Other Indebtedness

Your failure to participate in the exchange offer may have adverse consequences.

If you do not exchange your 2015 Notes for Exchange Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your 2015 Notes, as set forth in the legend on your 2015 Notes. The restrictions on transfer of your 2015 Notes arise because we sold the 2015 Notes in a private offering. In general, the 2015 Notes may not be offered or sold unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

After completion of the exchange offer, holders of 2015 Notes who do not tender their 2015 Notes in the exchange offer will no longer be entitled to any exchange or registration rights under the registration rights agreement, except in limited circumstances. The tender of 2015 Notes under the exchange offer will reduce the principal amount of the currently outstanding 2015 Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding 2015 Notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of the Exchange Notes in exchange for the 2015 Notes tendered and accepted for exchange pursuant to the exchange offer will be made provided the procedures for tendering the 2015 Notes are followed. We are not required to notify you of defects or irregularities in tenders of 2015 Notes for exchange. See “The Exchange Offer.”

Some holders who exchange their 2015 Notes may be deemed to have received restricted securities, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your 2015 Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Exchange Notes. You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the Exchange Notes.

There may not be a liquid market for the Exchange Notes and you may not be able to sell your Exchange Notes at the price acceptable to you or at all.

The Exchange Notes will not be listed on any securities exchange or included in any automated quotation system. There can be no assurance that a trading market for the Exchange Notes will ever develop or will be maintained. The initial purchasers have advised us that they have been making a market in the 2015 Notes and intend to continue to make a market in such notes and, when issued, the Exchange Notes. The initial purchasers are not obligated, however, to do so, and any such market making may be discontinued by the initial purchasers in their discretion at any time without notice. Further, there can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, your ability to sell your Exchange Notes or the price at which you will be able to sell your Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Exchange Notes, the market for similar securities and the results of our competitors. In addition, if a large amount of 2015 Notes are not tendered or are tendered improperly, the limited amount of Exchange Notes that would be issued and outstanding after we consummate this exchange offer would reduce liquidity and could lower the market price of those Exchange Notes.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	our operating performance and financial condition;

•	time remaining to the maturity of the Notes;

•	outstanding amount of the Notes;

•	the terms related to optional redemption of the Notes; and

•	level, direction and volatility of market interest rates generally.

Market conditions for oil and natural gas, and particularly the recent decline in prices for oil and natural gas, could adversely affect our revenue, cash flows, profitability, growth, production and the present value of our estimated reserves.

Our revenue, cash flows, profitability, growth, production and present value of our estimated reserves depend substantially upon prevailing prices for oil and natural gas. During the past six years, the posted price for West Texas intermediate light sweet crude oil, which we refer to as West Texas Intermediate, or WTI, has ranged from a low of $34.03 per barrel, or Bbl, in February 2009 to a high of $113.39 per Bbl in April 2011. The Henry Hub spot market price of natural gas has ranged from a low of $1.82 per MMBtu in April 2012 to a high of $7.51 per MMBtu in January 2010. During 2014, WTI prices ranged from $53.27 to $106.91 per Bbl and the Henry Hub spot market price of natural gas ranged from $2.89 to $6.15 per MMBtu. On August 10, 2015, the WTI posted price for crude oil was $44.96 per Bbl and the Henry Hub spot market price of natural gas was $2.84 per MMBtu, representing decreases of approximately 58% and 54%, respectively, from the high of $106.91 per Bbl of oil and $6.15 per MMBtu for natural gas during 2014. If the prices of oil and natural gas continue at current levels or decline further, our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves may be materially and adversely affected. In addition, lower oil and natural gas prices may reduce the amount of oil and natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs or if our production estimates change or our exploration or development activities are curtailed, full cost accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties. Reductions in our reserves could also negatively impact the borrowing base under our secured revolving credit facility, which could further limit our liquidity and ability to conduct additional exploration and development activities.

Our substantial level of indebtedness could adversely affect our business, financial condition, results of operations and prospects.

As of June 30, 2015, we had total indebtedness (net of associated accrued discount and premium) of approximately $965.3 million, including $600.0 million attributable to our outstanding 7.750% Notes and $350.0 million attributable to our outstanding 2015 Notes. At June 30, 2015, our borrowing base under our secured revolving credit facility was $575.0 million and the total availability for future borrowings under this facility, after giving effect to an aggregate of $92.7 million of letters of credit, was $482.3 million.

Our outstanding indebtedness could have important consequences to you, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the Notes, including any repurchase obligations that may arise thereunder;

•	the restrictions imposed on the operation of our business by the terms of our debt agreements may hinder our ability to take advantage of strategic opportunities to grow our business;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, restructuring, acquisitions or general corporate purposes may be impaired, which could be exacerbated by further volatility in the credit markets;

•	we must use a substantial portion of our cash flow from operations to pay interest on the Notes and our other indebtedness, which will reduce the funds available to us for operations and other purposes;

•	our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business; and

•	we may be vulnerable to interest rate increases, as our borrowings under our secured revolving credit facility are at variable interest rates.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our secured revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or litigation.

We may not have sufficient funds to repay borrowings under our secured revolving credit facility if required as a result of a borrowing base redetermination.

Availability under our secured revolving credit facility is currently subject to a borrowing base of $575.0 million. In the event of an issuance of debt securities such as the 2015 Notes, the borrowing base under our secured revolving credit facility is automatically reduced by an amount determined by lenders holding at least 66 2/3% of the commitments under such facility. Our borrowing base was not reduced in connection with the issuance of the 2015 Notes. The borrowing base is also redetermined by the lenders on a semiannual basis. Additionally, the required lenders have the right to request one additional borrowing base redetermination in between scheduled redeterminations, and also have the right to redetermine the borrowing base upon the amendment, modification or termination of any swap contract. In addition, our borrowing base will be reduced in connection with certain asset dispositions.

We repaid all borrowings then-outstanding under our secured revolving credit facility (approximately $300.0 million as of April 21, 2015) with a portion of the proceeds from the offering of the 2015 Notes. As of the date of this preliminary prospectus, we had no borrowings, and $135.3 million of letters of credit outstanding under our secured revolving credit facility. We intend to reborrow under this facility and obtain more letters of credit in the future from time to time. If the outstanding borrowings under our secured revolving credit facility were to exceed the borrowing base as a result of any redetermination due to continued decreases in commodity prices or otherwise, we would be required to eliminate this excess. If we are forced to repay a portion of our bank borrowings, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and we are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Servicing our indebtedness requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. However, we cannot assure you that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. In the absence of such cash flows, we could have substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations.

Our existing debt agreements, including the Indenture, restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the Exchange Notes.” Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations and have an adverse effect on our financial condition.

Despite our current leverage, we may still be able to incur substantially more indebtedness. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our existing debt agreements, including the Indenture, restrict, but in each case do not completely prohibit, us from doing so. In addition, our existing debt agreements, including the Indenture, allow us to issue additional notes under certain circumstances which would also be guaranteed by the guarantors. Our existing debt agreements, including the Indenture, allow us to incur certain other additional secured debt and will allow our subsidiaries that do not guarantee the 2015 Notes, and will not guarantee the Exchange Notes, to incur additional debt, which would be structurally senior to the Notes. In addition, our existing debt agreements, including the Indenture, do not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the Exchange Notes.” If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Restrictive covenants in our existing debt agreements, including the Indenture, and in future debt instruments may restrict our ability to pursue our business strategies.

Our secured revolving credit facility and the Indenture limit, and the terms of any future indebtedness may limit, our ability, among other things, to:

•	incur or guarantee additional indebtedness;

•	make certain investments;

•	declare or pay dividends or make distributions on our capital stock;

•	prepay subordinated indebtedness;

•	sell assets including capital stock of restricted subsidiaries;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens;

•	engage in business other than the oil and gas business; and

•	designate certain of our subsidiaries as unrestricted subsidiaries.

The restrictions contained in these agreements could limit our ability to plan for, or react to, market conditions, meet capital needs, make acquisitions or otherwise restrict our activities or business plans.

A breach of any of these restrictive covenants could result in a default under the agreement governing our secured revolving credit facility, the Indenture or the indenture that governs our outstanding 7.750% Notes. If a default occurs, the lenders under our secured revolving credit facility or the holders of the 2015 Notes or the 7.750% Notes, or all of them, may elect to declare all debt outstanding under such agreement, together with accrued interest and other amounts, to be immediately due and payable, which would result in an event of default under the Indenture. The lenders under our secured revolving credit facility will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our secured revolving credit facility will also have the right to proceed against the collateral granted to them to secure the indebtedness. If the indebtedness under our senior secured revolving credit facility, our outstanding 7.750% Notes and the Notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Notes. See “Description of the Exchange Notes—Certain Covenants.”

Our borrowings under our secured revolving credit facility expose us to interest rate risk.

Our secured revolving credit facility is structured under floating rate terms, as advances under this facility may be in the form of either base rate loans or eurodollar loans. As such, our interest expense is sensitive to fluctuations in the prime rates in the U.S. or, if the eurodollar rates are elected, the eurodollar rates. At June 30, 2015, we had no borrowings under our secured revolving credit facility; therefore, an increase in interest rates would not have impacted our interest expense. At April 21, 2015, the last day on which we had borrowings outstanding under our secured revolving credit facility, a 1% increase in interest rates would increase interest expense by approximately $3.0 million per year, based on approximately $300.0 million outstanding under our secured revolving credit facility as of that date. As of June 30, 2015, we did not have any interest rate swaps to hedge our interest risks.

We have capacity to make substantial restricted payments.

Under the Indenture, we have capacity to make substantial restricted payments, which may include dividends, stock repurchases, restricted investments and certain other payments. As of June 30, 2015, we would have been able to make approximately $2.4 billion of restricted payments under the formula set forth in the Indenture covenant relating to restricted payments, which is described under the caption “Description of the Exchange Notes—Certain Covenants—Limitation on Restricted Payments,” subject to other limitations set forth in that covenant and limitations imposed by applicable law. In addition, the Indenture permits us to make other substantial restricted payments and substantial permitted investments.

The restrictive covenants in the Indenture are subject to a number of important qualifications, exceptions and limitations, and are subject to amendment.

The restrictive covenants in the Indenture only apply to us and our restricted subsidiaries and are subject to a number of other important qualifications, exceptions and limitations. This means that the restrictions are not absolute prohibitions. We and our restricted subsidiaries may be able to engage in some of the restricted activities, such as incurring additional debt, securing assets in priority to the claims of the holders of the Notes, paying dividends, making investments, selling assets and entering into mergers or other business combinations, in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants. Our unrestricted subsidiaries, including Grizzly Holdings and its subsidiaries, are permitted to engage in such activities without material limitation under the Indenture. See “Description of the Exchange Notes—Certain Covenants.” These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the Notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes.

In addition, the restrictive covenants in the Indenture generally can be amended with the consent of holders of a majority of the Notes, and any such amendment would bind all holders of Notes, including ones that did not vote in favor of the amendment. Any such amendment could delete one or more restrictive covenants or add additional qualifications, exceptions or limitations.

The restrictive covenants in our secured revolving credit facility and the indenture governing our outstanding 7.750% Notes and other debt instruments are also subject to a number of important qualifications, exceptions and limitations, and to amendment.

The restrictive covenants in our secured revolving credit facility and the indenture governing our outstanding 7.750% Notes only apply to us and our restricted subsidiaries and are subject to a number of other important qualifications, exceptions and limitations. We and our restricted subsidiaries may be able to engage in some of the restricted activities, in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants. Further, the restrictive covenants in the secured revolving credit facility and the indenture governing our outstanding 7.750% Notes can be amended or waived without the consent of the holders of the Notes, and the lenders under the secured revolving credit facility and the holders of the outstanding 7.750% Notes may have interests that are opposed to the interests of the holders of the Notes. Restrictive covenants, if any, in future debt instruments could be subject to similar qualifications, exceptions, limitations, amendments and waivers. There can be no assurance that restrictive covenants in any other debt instrument will limit our activities.

We face risks related to rating agency downgrades.

If one or more rating agencies either assign the Notes a rating lower than the rating expected by the investors, or reduce the rating in the future, the market price of the Notes, including the Exchange Notes, may be adversely affected, raising capital may become more difficult and borrowing costs under our secured revolving credit facility and other future borrowings may increase.

The Notes are unsecured and effectively junior to the claims of any existing and future secured creditors. Further, the guarantees of the Notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness.

The Notes are unsecured obligations and rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations, including our outstanding 7.750% Notes. The Notes are not secured by any of our assets and are effectively junior to the claims of any secured creditors and to the existing and future secured liabilities of our subsidiaries to the extent of the value of the assets securing the secured liabilities. As of June 30, 2015, the amount of our secured debt was approximately $94.4 million, consisting of $92.7 million of letters of credit outstanding under our secured revolving credit facility and $1.7 million outstanding under our existing office building loan described under “Description of Other Indebtedness—Building Loans.” Our obligations under our secured revolving credit facility are secured by substantially all of our proved oil and gas assets, and are guaranteed by all of the subsidiaries that guarantee the Notes, as well as by Grizzly Holdings, which does not guarantee the Notes. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured. Any future claims of secured lenders, including the lenders under our secured revolving credit facility, with respect to assets securing their loans will be prior to any claim of the holders of the Notes with respect to those assets. As a result, our assets may be insufficient to pay amounts due on your Notes or holders of the Notes may receive less, ratably, than holders of secured indebtedness. Further, since the Notes rank equally in right of payment with our outstanding 7.750% Notes and all of our other existing and future unsecured, unsubordinated obligations, in the event that our assets are insufficient to pay all amounts due on your Notes, our available assets will not be distributed solely to holders of the Notes, but instead may be distributed ratably to the holders of all of our unsecured, unsubordinated obligations, including our outstanding 7.750% Notes, which could reduce your recovery.

Not all of our subsidiaries are, or will be, guarantors and therefore the Notes will be structurally subordinated to the indebtedness and other liabilities of our existing or future subsidiaries that do not guarantee the Notes.

The Notes are not, nor will they be, guaranteed by all of our subsidiaries. Restricted subsidiaries that guarantee our secured revolving credit facility and certain other debt are required to guarantee the Notes, but other subsidiaries, including unrestricted subsidiaries, such as Grizzly Holdings, which is a guarantor of our secured revolving credit facility, are not required to guarantee the Notes. Claims of holders of the Notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries. Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of debt of that subsidiary. In addition, the Indenture permits non-guarantor subsidiaries to incur significant additional indebtedness. See “Description of the Exchange Notes.” As of June 30, 2015, our non-guarantor subsidiaries had $164.1 million of total assets and $0.1 million of total liabilities and generated none of our consolidated revenues. All of our subsidiaries are guarantors, other than Grizzly Holdings, which is an unrestricted subsidiary and does not guarantee the Notes.

Fraudulent conveyance laws may allow courts, under specific circumstances, to void the Notes and require noteholders to return payments received.

The Notes may be subject to claims that they should be limited, subordinated or voided under applicable law in favor of our existing or future creditors. These laws include those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose or benefit, preservation of share capital, thin capitalization and defenses affecting the rights of creditors generally.

In general, under fraudulent conveyance and similar laws, a court might void or otherwise decline to enforce the Notes if it found that when we issued the Notes, or, in certain instances, when payments became due under the Notes, we received less than reasonably equivalent value or fair consideration and one of the following is true:

•	we were insolvent or rendered insolvent by reason of such incurrence;

•	we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital;

•	we intended to, or believed or reasonably should have believed that we would, incur debts beyond our ability to pay such debts as they mature; or

•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment, the judgment is unsatisfied (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

A court might also void the Notes without regard to the above factors if such court found that we issued the Notes with actual intent to hinder, delay or defraud our creditors. A court could also find we did not substantially benefit directly or indirectly from the issuance of the Notes. As a general matter, value is given for a note if, in exchange for the note, property is transferred or a present or an antecedent debt is satisfied. A debtor generally may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment, repay share premium or otherwise to retire or redeem equity securities issued by the debtor.

The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. In the event of a finding that a fraudulent conveyance or transfer has occurred, a court may void, or hold unenforceable, the Notes, which could mean that you may not receive any payments on the Notes and the court may direct you to repay any amounts that you have already received from the issuer for the benefit of creditors. Furthermore, the holders of voided Notes would cease to have any direct claim against us. Consequently, our assets would be applied first to satisfy our other liabilities, before any portion of our assets could be applied to the payment of the Notes. Sufficient funds to repay the Notes may not be available from other sources. Moreover, the voidance of the Notes could result in an event of default with respect to our other debt that could result in acceleration of such debt (if not otherwise accelerated due to insolvency or other proceeding).

The guarantees provided by the guarantors may not be enforceable and, under specific circumstances, federal and state courts may void the guarantees and require holders to return payments received from the guarantors.

Although the Notes are guaranteed by certain of our subsidiaries, a court could void or subordinate any guarantor’s guarantee under federal or state fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that such guarantee was incurred with fraudulent intent or such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and either:

•	such guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	such guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

•	such guarantor intended to, or believed or reasonably should have believed that it would, incur debts beyond its ability to pay such debts as they mature; or

•	such guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

In such event, any payment by a guarantor pursuant to its guarantee could be subordinated or voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor’s creditors. The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmanned liabilities, is greater than such company’s property at fair valuation;

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	the company could not pay its debts or contingent liabilities as they become due.

We have no assurance as to what standard a court would use to determine whether or not a guarantor would be solvent at the relevant time, or regardless of the standard used, that the guarantees would not be voided or subordinated to any guarantor’s other debt. If such a case were to occur, the applicable guarantee could be subject to the claim that, since such guarantee was incurred for the benefit of the Company and only indirectly for the benefit of the guarantor, the obligations of such guarantor were incurred for less than fair consideration.

Each guarantee of the Notes contains a provision, referred to as the “savings clause,” designed to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, there is some doubt as to whether this provision is effective to protect such guarantee from being voided under fraudulent transfer law. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found a “savings clause” provision in that case to be ineffective and held those guarantees to be fraudulent transfers and voided them in their entirety. In 2012, the United States Court of Appeals for the Eleventh Circuit upheld the bankruptcy court’s decision finding the savings clause to be ineffective.

If a guarantor’s guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the Notes will not have a claim against such guarantor and will only be a creditor of the Company and the remaining guarantors, if any, to the extent the guarantees of those guarantors are not set aside or found to be unenforceable. The Notes then would in effect be structurally subordinated to all liabilities of the guarantor whose guarantee was voided.

We cannot assure you that an active trading market will develop for the Notes.

We do not intend to apply for listing of the 2015 Notes or the Exchange Notes on any securities exchange or to arrange for quotation of the notes on any automated dealer quotation system. The initial purchasers have advised us that they have been making a market in the 2015 Notes and intend to continue to make a market in such notes and, when issued, the Exchange Notes. The initial purchasers are not obligated, however, to do so, and any such market may be discontinued by the initial purchasers in their discretion at any time without notice. See “Plan of Distribution.” In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will be maintained for the Notes. If an active trading market is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case, you may not be able to sell your Notes at a particular time, or you may not be able to sell your Notes at a favorable price. Consequently, a purchaser of the Notes may not be able to liquidate its investment readily and the Notes may not be readily accepted as collateral for loans. Furthermore, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of the securities. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

The market price for the Notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of the securities. Even if a trading market for the Notes develops, it may be subject to disruptions and price volatility. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Changes in our credit ratings or the debt markets may adversely affect the market price of the Notes.

The price for the Notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the Notes.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture, which would violate the terms of the Notes.

Upon the occurrence of a change of control, holders of the Notes will have the right to require us to purchase all or any part of such holders’ Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under the Notes in the event of a change in control. Our failure to purchase the Notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the Notes. See “Description of the Exchange Notes—Change of Control.”

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the Notes.

Legal uncertainty regarding what constitutes change of control and the provisions of the Indenture may allow us to enter into transactions such as mergers, acquisitions, equity issuances, refinancings or recapitalizations that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the Notes. The definition of change of control for purposes of the Notes includes phrases relating to the transfer of “all or substantially all” of our assets (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly your ability to require us to repurchase Notes as result of transfer of less than all of our assets to another person may be uncertain. See “Description of the Exchange Notes—Change of Control.”

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement among us and the initial purchasers of the 2015 Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive in exchange the 2015 Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the Exchange Notes except that the Exchange Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof or providing for registration rights. The 2015 Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not increase our indebtedness.

We received net proceeds of approximately $343.6 million from the offering of the 2015 Notes.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the 2015 Notes, we entered into a registration rights agreement that provided for the exchange offer. The registration statement of which this prospectus forms a part was filed in compliance with the obligations under the registration rights agreement. A copy of the registration rights agreement relating to the 2015 Notes is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement relating to the 2015 Notes we agreed that we would, subject to certain exceptions:

•	file a registration statement with the SEC, with respect to a registered offer to exchange such 2015 Notes for the Exchange Notes having terms substantially identical in all material respects to the 2015 Notes (except that the Exchange Notes will not contain transfer restrictions);

•	use our commercially reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 330 days after the issue date of the 2015 Notes;

•	as soon as practicable after the date on which the registration statement is declared effective, offer the Exchange Notes in exchange for surrender of the 2015 Notes; and

•	keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is sent to the holders of the 2015 Notes.

For each 2015 Note validly tendered to us and not withdrawn pursuant to the exchange offer, we will issue to the holder of such 2015 Note an Exchange Note having a principal amount equal to that of the surrendered 2015 Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the 2015 Note surrendered in exchange therefor, or, if no interest has been paid on such 2015 Note, from the date of its original issue.

Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of ours, as defined in Rule 405 under the Securities Act; provided, however, that broker-dealers receiving the Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the 2015 Notes) with this prospectus contained in the registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus). Each broker-dealer that receives the Exchange Notes for its own account in exchange for the 2015 Notes, where such 2015 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

A holder of 2015 Notes (other than certain specified holders) who wishes to exchange the 2015 Notes for the Exchange Notes in the exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

(1)	applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

(2)	for any other reason we do not consummate the exchange offer within 365 days of the issue date of the 2015 Notes; or

(3)	an initial purchaser notifies us following consummation of the exchange offer that 2015 Notes held by it are not eligible to be exchanged for Exchange Notes in the exchange offer; or

(4)	certain holders (other than participating broker-dealers) are prohibited by law or SEC policy from participating in the exchange offer or may not resell the Exchange Notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions:

(A)	promptly (but in no event more than 30 days after so required pursuant to clause (1), (2), (3) or (4) above) file a shelf registration statement with the SEC covering resales of the 2015 Notes or the Exchange Notes, as the case may be, that constitute Transfer Restricted Securities (as defined in the registration rights agreement);

(B)	(x) in the case of clause (1) above, use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the later to occur of (i) the 365th day following the original issue date and (ii) the 180th day after the date of the event described in the clause (1) above and (y) in the case of clause (2), (3) or (4) above, use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the shelf registration statement is required to be filed; and

(C)	keep the shelf registration statement effective until the earlier of (x) two years from the issue date of the 2015 Notes and (y) the date on which no 2015 Notes are Transfer Restricted Notes.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the 2015 Notes or the Exchange Notes, as the case may be. A holder selling such 2015 Notes or Exchange Notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the 2015 Notes or Exchange Notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the shelf registration statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.

We will pay additional cash interest on 2015 Notes (and, where applicable, Exchange Notes) that are Transfer Restricted Notes:

(1)	if we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

(2)	if on or prior to the 365th day after the issue date of the 2015 Notes, the exchange offer has not been consummated and the shelf registration statement has not been declared effective by the SEC;

(3)	if the shelf registration statement (if required in lieu of the exchange offer) has not been declared effective by the SEC on or prior to the applicable date specified in clause (B) above; or

(4)	after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in clauses (1) through (4) above is referred to in this prospectus as a “registration default”), from and including the date on which any such registration default shall occur to but excluding the earlier of (x) the date on which all registration defaults have been cured and (y) the date on which no 2015 Notes are Transfer Restricted Notes.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 0.5% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the 2015 Notes and the Exchange Notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any additional interest pursuant to the registration rights agreement.

If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all 2015 Notes theretofore validly tendered in accordance with the terms of the exchange offer. 2015 Notes will be validly tendered if tendered in accordance with the terms of the exchange offer as detailed under “—Procedures for Tendering 2015 Notes.”

Each 2015 Note (and in the case of clause (ii) below, each Exchange Note) will remain a “Transfer Restricted Note” until the earliest of (i) the date on which such Transfer Restricted Note has been exchanged by a person other than a broker-dealer for a freely transferable Exchange Note in the exchange offer, (ii) following the exchange by a broker-dealer in the exchange offer of a 2015 Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus, (iii) the date on which such 2015 Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement and (iv) the date on which such 2015 Note is disposed of to the public in accordance with Rule 144 under the Securities Act.

Background of the Exchange Offer

We issued $350.0 million aggregate principal amount of the 2015 Notes on April 21, 2015. The 2015 Notes were offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act based on the representations and agreements of the qualified institutional buyers and certain non-U.S. persons made in connection with their purchase of the 2015 Notes. The terms of the Exchange Notes and the 2015 Notes will be identical in all material respects, except for transfer restrictions and registration rights that will not apply to the Exchange Notes and different administrative terms. Cash interest is payable on the Exchange Notes on May 1 and November 1 of each year, beginning on November 1, 2015. Interest on the Exchange Notes will accrue from the last interest payment date with respect to the 2015 Notes and, if no interest has been paid on the 2015 Notes, from May 1, 2015. The Exchange Notes will mature on May 1, 2023.

In order to exchange your 2015 Notes for the Exchange Notes containing no transfer restrictions in the exchange offer, you will be required to make the following representations:

•	the Exchange Notes will be acquired in the ordinary course of your business;

•	you have no arrangements with any person to participate in the distribution of the Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, we will accept for exchange any 2015 Notes validly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the Exchange Notes promptly after the expiration date of the exchange offer. 2015 Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “—Procedures for Tendering 2015 Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “—Withdrawal of Tenders.” We expressly reserve the right to delay acceptance, subject to Rule 14e-1(c) under the Exchange Act, of any of the tendered 2015 Notes or terminate the exchange offer and not accept for exchange any tendered 2015 Notes not already accepted if any condition set forth under “—Conditions to the Exchange Offer” have not been satisfied or waived by us or do not comply, in whole or in part, with the securities laws or changes in any applicable law.

If you tender your 2015 Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the 2015 Notes.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at midnight, New York City time, on October 8, 2015, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to Businesswire prior to 9:00 a.m., New York City time, on the first business day following the scheduled expiration date. During any extension of the exchange offer, all 2015 Notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

•	waive any condition of the exchange offer; and

•	amend any terms of the exchange offer.

Any waiver of any condition of or amendment to the exchange offer will apply to all 2015 Notes tendered, regardless of when or in what order the 2015 Notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under “—Conditions to the Exchange Offer” exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all 2015 Notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, the Exchange Notes will not be given to holders of 2015 Notes who have validly tendered their 2015 Notes. We will return any 2015 Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder, or, in the case of the 2015 Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “—Procedures for Tendering 2015 Notes—Book-Entry Transfer,” such 2015 Notes will be credited to the account maintained at such book-entry transfer facility from which such 2015 Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Resale of the Exchange Notes

Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for the 2015 Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of business; and

•	you do not intend to participate in the distribution of the Exchange Notes.

If you tender 2015 Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on those interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and comply with the requirements discussed below.

Unless an exemption from registration is otherwise available, any security holder intending to distribute the Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the Exchange Notes only as specifically set forth in the section captioned “Plan of Distribution.” Only broker-dealers that acquired the 2015 Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the Exchange Notes for its own account in exchange for 2015 Notes, where such 2015 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the Exchange Notes.

Acceptance of 2015 Notes for Exchange

We will accept for exchange 2015 Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

•	the expiration date of the exchange offer; and

•	the satisfaction or waiver of the conditions specified below under “—Conditions to the Exchange Offer.”

Except as specified above, we will not accept 2015 Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of 2015 Notes will be accepted only in aggregate principal amounts equal to $1,000 or integral multiples thereof.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of 2015 Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

•	terminate the exchange offer and not accept for exchange any 2015 Notes, if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with the securities laws or changes in any applicable law.

In all cases, the Exchange Notes will be issued only after receipt by the exchange agent prior to the expiration of the exchange offer of (i) certificates representing 2015 Notes, or confirmation of book-entry transfer, (ii) a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, and (iii) any other required documents in accordance with instructions set forth under “—Procedures for Tendering 2015 Notes” and in the letter of transmittal provided with this prospectus. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered 2015 Notes, or defectively tendered 2015 Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the Exchange Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the Exchange Notes and transmitting them to the holders. The exchange agent will deliver the Exchange Notes to holders of 2015 Notes accepted for exchange after the exchange agent receives the Exchange Notes.

If we delay acceptance for exchange of validly tendered 2015 Notes or we are unable to accept for exchange validly tendered 2015 Notes, then the exchange agent may, nevertheless, on its behalf, retain tendered 2015 Notes, without prejudice to our rights described in this prospectus under the captions “—Expiration Date; Extensions; Termination; Amendments,” “—Conditions to the Exchange Offer” and “—Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered 2015 Notes are not accepted for exchange, or if certificates are submitted evidencing more 2015 Notes than those that are tendered, certificates evidencing 2015 Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the 2015 Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “—Procedures for Tendering 2015 Notes—Book-Entry Transfer,” such 2015 Notes will be credited to the account maintained at such book-entry transfer facility from which such 2015 Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of 2015 Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their 2015 Notes other than as described under the caption “—Transfer Taxes” or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering 2015 Notes

Any beneficial owner whose 2015 Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender 2015 Notes should contact such registered holder promptly and instruct such registered holder to tender 2015 Notes on such beneficial owner’s behalf. If you are a beneficial holder and you wish to tender your 2015 Notes on your own behalf, you must, prior to delivering the letter of transmittal and your 2015 Notes to the exchange agent, either make appropriate arrangements to register ownership of your 2015 Notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Tender of 2015 Notes Held Through The Depository Trust Company

The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer 2015 Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent’s message states that DTC has received an express acknowledgment from the participant in DTC tendering 2015 Notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Tender of 2015 Notes Held in Physical Form

For a holder to validly tender 2015 Notes held in physical form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•	the exchange agent must receive certificates for tendered 2015 Notes at such address, or such 2015 Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer.

Letters of transmittal and 2015 Notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.

The method of delivery of 2015 Notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering 2015 Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of 2015 Notes will be accepted.

Signature Guarantees

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the 2015 Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any 2015 Notes, the 2015 Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the 2015 Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any 2015 Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the 2015 Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the 2015 Notes may make book-entry delivery of 2015 Notes by causing the book-entry transfer facility to transfer such 2015 Notes into the exchange agent’s account. However, although delivery of 2015 Notes may be effected through book-entry transfer into the exchange agent’s account at a book-entry transfer facility, a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, in accordance with instructions set forth under “—Procedures for Tendering 2015 Notes” and in the letter of transmittal provided with this prospectus, must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer. The confirmation of a book-entry transfer of 2015 Notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Other Matters

Exchange Notes will be issued in exchange for 2015 Notes accepted for exchange only after receipt by the exchange agent prior to expiration of the exchange offer of:

•	certificates for, or a timely book-entry confirmation with respect to, your 2015 Notes;

•	a letter of transmittal properly completed and duly executed or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents required by the letter of transmittal; all the above in accordance with instructions set forth under “—Procedures for Tendering 2015 Notes,” and in the letter of transmittal provided with this prospectus.

We will decide all questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of 2015 Notes, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of 2015 Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of 2015 Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular 2015 Notes.

Unless waived by us, any defect or irregularity in connection with tenders of 2015 Notes must be cured within the time that we determine. Tenders of 2015 Notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of 2015 Notes, or will incur any liability to holders of 2015 Notes for failure to give any such notice.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive the Exchange Notes for your own account in exchange for 2015 Notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of 2015 Notes at any time prior to the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written or facsimile transmission of your notice of withdrawal at the address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program.

Any notice of withdrawal must:

•	specify the name of the person who tendered the 2015 Notes to be withdrawn; and

•	identify the 2015 Notes to be withdrawn, including the principal amount of the 2015 Notes to be withdrawn.

If certificates for the 2015 Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If the 2015 Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn 2015 Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any 2015 Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

We will return any 2015 Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder. In the case of 2015 Notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those 2015 Notes will be credited to an account maintained with DTC for the 2015 Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn 2015 Notes by following one of the procedures described under “—Procedures for Tendering 2015 Notes” at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange any 2015 Notes and we may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

•	the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of 2015 Notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	all governmental approvals necessary for the consummation of the exchange offer have not been obtained. Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

We will not be obligated to accept for exchange the 2015 Notes of any holder that has not made to us:

•	the representations described under the captions “—Procedures for Tendering 2015 Notes” and “Plan of Distribution;” and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any 2015 Notes, subject to Rule 14e-1(c) under the Exchange Act, by giving oral or written notice of an extension to their holders. During an extension, all 2015 Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any 2015 Notes that we do not accept for exchange without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any 2015 Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the 2015 Notes in accordance with the requirements of Rule 14e-1(d) of the Exchange Act. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We may assert these conditions regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any 2015 Notes tendered, and will not issue the Exchange Notes in exchange for any 2015 Notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of 2015 Notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

•	delivery of the Exchange Notes, or certificates for 2015 Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the 2015 Notes tendered;

•	tendered certificates for 2015 Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of 2015 Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your 2015 Notes for the Exchange Notes in the exchange offer, you will remain subject to restrictions on transfer of the 2015 Notes:

•	as set forth in the legend printed on the 2015 Notes as a consequence of the issuance of the 2015 Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offering of each of the 2015 Notes.

In general, you may not offer or sell the 2015 Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement relating to the 2015 Notes, we do not intend to register resales of the 2015 Notes under the Securities Act. Based on interpretations of the SEC, you may offer for resale, resell or otherwise transfer the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquired the Exchange Notes in the ordinary course of your business; and

•	you have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer.

If you tender 2015 Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for 2015 Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered or Certified Mail Wells Fargo Bank, N.A. MAC N9303-121 P.O. Box 1517 Minneapolis, Minnesota 55480 Attn: Corporate Trust Operations	By Overnight Delivery Wells Fargo Bank, N.A. MAC N9303-121 6th & Marquette Avenue Minneapolis, Minnesota 55479 Attn: Corporate Trust Operations	By Hand Delivery Wells Fargo Bank, N.A. 608 2nd Avenue South Northstar East Building—12th Floor Minneapolis, Minnesota	Facsimile Transmission (612) 667-6282 Attn: Corporate Trust Operations Confirm by Telephone: (800) 344-5128

Delivery of a letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute valid delivery of such letter of transmittal.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange the 2015 Notes for the Exchange Notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered 2015 Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of this exchange offer. We have no present plans to acquire any 2015 Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered 2015 Notes.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of June 30, 2015:

•	on an actual basis; and

•	as adjusted to give effect to our future payment of the balance of the purchase price for our pending acquisition of Paloma Partners III, LLC with a portion of the net proceeds from our concurrent April 2015 equity offering and notes offering.

You should read this table in conjunction with the information contained in our audited consolidated financial statements and notes thereto, our unaudited consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and the information contained in the subsequent filings we make with the SEC, which are incorporated by reference herein.

	As of June 30, 2015
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$525,488	$299,202

Long-term debt (including current maturities):
Secured revolving credit facility(1)	$—	$—
7.750% Senior Notes due 2020	600,000	600,000
2015 Notes(2)	350,000	350,000
Unamortized original issue (discount) premium, net	13,593	13,593
Building loans	1,738	1,738

Total	965,331	965,331

Total stockholders’ equity	3,267,306	3,267,306

Total capitalization	$4,232,637	$4,232,637

(1)	As of the date of this prospectus, no borrowings and $135.3 million of letters of credit were outstanding under our secured revolving credit facility. Availability under our secured revolving credit facility is currently subject to a borrowing base of $575.0 million.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

On December 27, 2013, we entered into an amended and restated credit agreement with The Bank of Nova Scotia, as administrative agent, sole lead arranger and sole bookrunner, Amegy Bank National Association, as syndication agent, KeyBank National Association, as documentation agent, and other lenders, which we refer to as the amended and restated credit agreement or the secured revolving credit facility. The amended and restated credit agreement provides for a maximum facility amount of $1.5 billion and matures on June 6, 2018.

On April 23, 2014, we entered into a first amendment to the amended and restated credit agreement. The first amendment increased the letter of credit sublimit from $20.0 million to $70.0 million and provided for an increase in the borrowing base from $150.0 million to $275.0 million. The first amendment also made certain changes to the lenders and their respective lending commitments thereunder. On November 26, 2014, we entered into a second amendment to the amended and restated credit agreement. The second amendment changed the definition of EBITDAX (as defined in the amended and restated credit agreement) to exclude proceeds from the disposition of equity method investments and changed the ratio of funded debt to EBITDAX to be the ratio of net funded debt to EBITDAX. Net funded debt is funded debt less the amount of cash and short-term investments at the end of the relevant fiscal quarter. The second amendment requires the ratio of net funded debt to EBITDAX to be less than 3.50 to 1.00 for the period December 31, 2014 through June 30, 2015 and then less than 3.25 to 1.00 for the periods thereafter. Further, the second amendment increased the letter of credit sublimit from $70.0 million to $125.0 million and provided for an increase in the borrowing base availability from $275.0 million to $450.0 million. As of April 10, 2015, we entered into a third amendment to the amended and restated credit agreement. The third amendment increased the borrowing base from $450.0 million to $575.0 million and increased our basket for unsecured debt issuances to $1.2 billion. The third amendment also made certain changes to the lenders and their respective lending commitments thereunder. On May 29, 2015, we entered into a fourth amendment to our secured revolving credit facility. The fourth amendment increased the letter of credit sublimit from $125.0 million to $150.0 million. Additionally, we received consent from our lenders to incur certain new secured indebtedness, limited to $30.0 million, to finance the construction of our new Oklahoma City headquarters. The lenders also agreed to waive certain provisions of the amended and restated credit agreement that may prohibit the construction loan.

Our secured revolving credit facility is secured by substantially all of our assets. Our wholly-owned subsidiaries (including Grizzly Holdings, which is not a guarantor of the Notes) guarantee our obligations under our secured revolving credit facility. As of June 30, 2015, we had no balance outstanding under our secured revolving credit facility and total funds available for borrowing, after giving effect to an aggregate of $92.7 million of letters of credit, were $482.3 million. We used a portion of the net proceeds from our concurrent April 2015 equity offering and notes offering to repay all borrowings outstanding under our secured revolving credit facility at that time, which borrowings were used to fund our exploration and development activities and for general corporate purposes, including the acquisition of oil and natural gas properties. As of the date of this preliminary prospectus, we had no borrowings and $135.3 million of letters of credit outstanding under our secured revolving credit facility.

Advances under our secured revolving credit facility may be in the form of either base rate loans or eurodollar loans. The interest rate per annum for base rate loans is equal to (1) the applicable rate, which ranges from 0.50% to 1.50%, plus (2) the highest of: (a) the federal funds rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by agent as its “prime rate,” and (c) the eurodollar rate for an interest period of one month plus 1.00%. The interest rate per annum for eurodollar loans is equal to (1) the applicable rate, which ranges from 1.50% to 2.50%, plus (2) the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate) that appears on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate for deposits in U.S. dollars, or, if such rate is not available, the rate determined by agent to be the offered rate on such other page or other service that displays an average London interbank offered rate as administered by ICE Benchmark

Administration (or any other person that takes over administration of such rate) for deposits in U.S. dollars, or, if such rate is not available, the average quotations for three major New York money center banks of whom the agent shall inquire as the “London Interbank Offered Rate” for deposits in U.S. dollars. At April 21, 2015 (the last date on which we had borrowings outstanding under our secured revolving credit facility), amounts borrowed under such facility bore interest at the eurodollar rate (2.18%).

Our secured revolving credit facility contains customary negative covenants including, but not limited to, restrictions on our and our subsidiaries’ ability to: incur indebtedness; grant liens; pay dividends and make other restricted payments; make investments; make fundamental changes; enter into swap contracts; dispose of assets; change the nature of their business; and enter into transactions with their affiliates. The negative covenants are subject to certain exceptions as specified in our secured revolving credit facility. Our secured revolving credit facility also contains certain other covenants, including, but not limited to the following financial covenants: (1) the ratio of net funded debt to EBITDAX (net income, excluding (i) any non-cash revenue or expense associated with swap contracts resulting from ASC 815 and (ii) any cash or non-cash revenue or expense attributable to minority investments plus without duplication and, in the case of expenses, to the extent deducted from revenues in determining net income, the sum of (a) the aggregate amount of consolidated interest expense for such period, (b) the aggregate amount of income, franchise, capital or similar tax expense (other than ad valorem taxes) for such period, (c) all amounts attributable to depletion, depreciation, amortization and asset or goodwill impairment or writedown for such period, (d) all other non-cash charges, (e) exploration costs deducted in determining net income under successful efforts accounting, (f) actual cash distributions received from minority investments, (g) to the extent actually reimbursed by insurance, expenses with respect to liability on casualty events or business interruption, and (h) all reasonable transaction expenses related to dispositions and acquisitions of assets, investments and debt and equity offerings (provided that expenses related to any unsuccessful dispositions will be limited to $3.0 million in the aggregate) for a twelve-month period may not be greater than 3.50 to 1.00 for the period December 31, 2014 through June 30, 2015 and 3.25 to 1.00 for the twelve-month period ending September 30, 2015 and periods thereafter, in each case calculated at the end of each fiscal quarter; and (2) the ratio of EBITDAX to interest expense for a twelve-month period, calculated at the end of each fiscal quarter, may not be less than 3.00 to 1.00. We were in compliance with these financial covenants at June 30, 2015.

Senior Notes

In October 2012, December 2012 and August 2014, we issued an aggregate of $600.0 million in principal amount of our 7.750% senior notes due 2020 under an indenture among us, our subsidiary guarantors and Wells Fargo Bank, National Association, as the trustee, all of which were subsequently exchanged for substantially identical exchange notes in the aggregate principal amount of $600.0 million, except that such exchange notes were registered under the Securities Act and have different administrative terms. These senior notes are treated as a single class of debt securities under one indenture and are referred to collectively as the 7.750% Notes. Interest on the 7.750% Notes accrues at a rate of 7.750% per annum on the outstanding principal amount from October 17, 2012, payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 2013. The 7.750% Notes are senior unsecured obligations and rank equally in the right of payment with all of our other senior indebtedness and senior in right of payment to any of our future subordinated indebtedness. We may redeem some or all of the 7.750% Notes at any time on or after November 1, 2016, at the redemption prices listed in the 7.750% Note indenture. Prior to November 1, 2016, we may redeem the 7.750% Notes at a price equal to 100% of the principal amount plus a “make-whole” premium. In addition, prior to November 1, 2015, we may redeem up to 35% of the aggregate principal amount of the 7.750% Notes with the net proceeds of certain equity offerings, provided that at least 65% of the aggregate principal amount of the 7.750% Notes initially issued remains outstanding immediately after such redemption.

In April 2015, we issued $350.0 million in aggregate principal amount of our 6.625% senior unsecured notes due 2023, which we refer to as the 2015 Notes and, together with the 7.750% Notes, the Existing Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. We used a portion of the net proceeds from the sale of the 2015 Notes, together with the net proceeds from our concurrent equity offering, to repay all amounts outstanding at such time under our secured revolving credit facility and intend to use the remaining net proceeds from these offerings to fund our pending acquisition of Paloma, and for general corporate purposes, including the funding of a portion of our 2015 capital development plans. See “Summary—Recent Developments—Our Pending Acquisition of Paloma.”

The 2015 Notes were issued under the Indenture among us, our subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. Interest on the 2015 Notes accrues at a rate of 6.625% per annum on the outstanding principal amount thereof from April 21, 2015, payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 2015. The 2015 Notes will mature on May 1, 2023. For a more detailed description of the 2015 Notes, see “Description of the Exchange Notes,” as the Exchange Notes will have terms substantially identical to those of the 2015 Notes, except that the Exchange Notes will have a different date of issuance, will not bear legends restricting their transfer, and will not generally be entitled to the registration rights.

All of our existing and future restricted subsidiaries that guarantee our secured revolving credit facility guarantee the Existing Notes, except that the Existing Notes are not guaranteed by Grizzly Holdings, Inc., which is an unrestricted subsidiary under the indentures that govern the Existing Notes, and will not be guaranteed by any of our future unrestricted subsidiaries. The guarantees rank equally in the right of payment with all of the senior indebtedness of the subsidiary guarantors and senior in the right of payment to any future subordinated indebtedness of the subsidiary guarantors. The Existing Notes and the guarantees are effectively subordinated to all of our and the subsidiary guarantors’ secured indebtedness (including all borrowings and other obligations under our secured revolving credit facility) to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries that do not guarantee the Existing Notes.

If we experience a change of control (as defined in the indentures relating to the 7.750% Notes and the 2015 Notes), we will be required to make an offer to repurchase the Existing Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If we sell certain assets and fail to use the proceeds in a manner specified in our senior note indentures, we will be required to use the remaining proceeds to make an offer to repurchase the Existing Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The indentures relating to the 7.750% Notes and the 2015 Notes contain certain covenants that, subject to certain exceptions and qualifications, among other things, limit our ability and the ability of our restricted subsidiaries to incur or guarantee additional indebtedness, make certain investments, declare or pay dividends or make distributions on capital stock, prepay subordinated indebtedness, sell assets including capital stock of restricted subsidiaries, agree to payment restrictions affecting our restricted subsidiaries, consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, enter into transactions with affiliates, incur liens, engage in business other than the oil and gas business, and designate certain of our subsidiaries as unrestricted subsidiaries. Under the Indenture relating to the 2015 Notes, certain of these covenants are subject to termination upon the occurrence of certain events, including in the event the 2015 Notes are ranked as “investment grade.” See “Description of the Exchange Notes.”

In connection with our April 2015 notes offering, we and our subsidiary guarantors entered into a registration rights agreement with the representatives of the initial purchasers, dated as of April 21, 2015, pursuant to which we agreed to file this registration statement with respect to an offer to exchange the 2015 Notes for the Exchange Notes. Under the registration rights agreement, we also agreed to use our commercially reasonable efforts to have this registration statement declared effective by the SEC on or prior to the 330th day after the issue date of the 2015 Notes and to keep the exchange offer open for not less than 30 days (or longer if required by applicable law). We may be required to file a shelf registration statement to cover resales of the 2015 Notes under certain circumstances. If we fail to satisfy these obligations under the registration rights agreement, we agreed to pay additional interest to the holders of the 2015 Notes as specified in the registration rights agreement. See “The Exchange Offer—Purpose and Effect of this Exchange Offer.”

Building Loans

In March 2011, we entered into a new building loan agreement for the office building we occupy in Oklahoma City, Oklahoma. The new loan agreement refinanced the $2.4 million outstanding under the previous building loan agreement. The new agreement matures in February 2016 and bears interest at the rate of 5.82% per annum. The new building loan agreement requires monthly interest and principal payments of approximately $22,000 and is collateralized by the Oklahoma City office building and associated land. As of June 30, 2015, approximately $1.7 million was outstanding under this loan.

Construction Loan

On June 4, 2015, we entered into a construction loan agreement with InterBank for the construction of a new corporate headquarters in Oklahoma City. The construction loan allows for a maximum principal amount of $24.5 million to be drawn. Interest accrues daily on the outstanding principal balance at a fixed rate of 4.50% per annum and is payable on the last day of the month beginning June 30, 2015 through May 31, 2017. Monthly interest and principal payments are due beginning June 30, 2017, with the final payment due June 4, 2025. As of June 30, 2015, we had not drawn on this loan.

DESCRIPTION OF THE EXCHANGE NOTES

On April 21, 2015, Gulfport Energy Corporation issued $350.0 million aggregate principal amount of 6.625% Senior Notes due 2023 (the “2015 Notes”), under an indenture, as may be amended or supplemented from time to time (the “Indenture”), among itself, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as Trustee. In the exchange offer, Gulfport Energy Corporation is offering to exchange up to $350.0 million aggregate principal amount of its 6.625% Senior Notes due 2023 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended, or the Securities Act, and will be issued under the Indenture, for an equal principal amount of the 2015 Notes. The 2015 Notes and the Exchanges Notes are collectively referred to herein as the Notes. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The aggregate principal amount of notes issuable under the Indenture is unlimited, although the issuance of the Exchange Notes in this exchange offer will be limited to an aggregate principal amount of $350.0 million. The form of Exchange Notes will be identical in all material respects to that of the 2015 Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and the registration rights will generally not apply to the Exchange Notes. The Exchange Notes will not represent new Indebtedness of the Company.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “Company,” “we” and “our” refer only to Gulfport Energy Corporation and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the Exchange Notes. You may request a copy of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Exchange Notes

The Exchange Notes, like the 2015 Notes:

•	will be unsecured senior obligations of the Company;

•	will rank senior in right of payment to any future Subordinated Obligations of the Company; and

•	will be guaranteed on an unsecured senior basis by each Subsidiary Guarantor.

Principal, Maturity and Interest

We will issue the Exchange Notes with a maximum aggregate principal amount of $350.0 million. The Company will issue the Exchange Notes in minimum denominations of 2,000 and any greater integral multiple of 1,000. The Exchange Notes will mature on May 1, 2023. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more notes from time to time under the Indenture (the “Additional Notes”). The Exchange Notes, the 2015 Notes that were not exchanged in the Exchange Offer, if any, and all subsequent Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase, but a separate CUSIP will be issued for any Additional Notes if the Notes and the Additional Notes are not fungible for U.S. federal income tax purposes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes,” references to the “Notes” include the 2015 Notes, the Exchange Notes and any Additional Notes actually issued.

Interest on the Notes accrues at the rate of 6.625% per annum and is payable semiannually in arrears on May 1 and November 1, commencing on November 1, 2015. Interest on the Exchange Notes will accrue from the

Issue Date if no interest has been paid on the 2015 Notes, or from the last payment date on the 2015 Notes, if interest has been paid on the 2015 Notes. We will make each interest payment to the holders of record of the Notes on the immediately preceding April 15 and October 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below and as described under the penultimate paragraph of “Change of Control,” we are not entitled to redeem the Notes at our option.

On and after May 1, 2018, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Period	Redemption Price
2018	104.969%
2019	103.313%
2020	101.656%
2021 and thereafter	100.000%

In addition, any time prior to May 1, 2018, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 106.625%, plus accrued and unpaid interest to the redemption date, with an amount equal to the net cash proceeds from one or more Qualifying Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (with Notes held, directly or indirectly, by the Company or its Affiliates being deemed to be not outstanding for purposes of such calculation); and

(2)	each such redemption occurs within 90 days after the date of the related Qualifying Equity Offering.

Prior to May 1, 2018, we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be sent to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on May 1, 2018 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through May 1, 2018 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after May 1, 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to May 1, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to May 1, 2018.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, Scotia Capital (USA) Inc. and their respective successors and assigns and one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable and in accordance with the procedures of DTC.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be sent at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption; provided that notice of any redemption in connection with any Qualifying Equity Offering or other securities offering or any other financing, or in connection with a transaction (or a series of related transactions) that constitute a Change of Control, may, at our discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including completion of the related Qualifying Equity Offering, securities offering, financing or Change of Control. If a redemption is subject to satisfaction of one or more conditions precedent, the redemption date may be delayed up to 10 Business Days; provided that if such conditions precedent are not satisfied within 10 Business Days of the proposed redemption date, such redemption shall not occur and the notice thereof shall be rescinded. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

Each of our existing direct and indirect subsidiaries, other than Grizzly Holdings, Inc., is a Subsidiary Guarantor as of the date of this prospectus. The Subsidiary Guarantors jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The aggregate assets and revenues as of and for the year ended December 31, 2014 attributable to all subsidiaries of the Company that are not providing guarantees constituted less than 5.0% of the Company’s consolidated assets and none of its consolidated revenues as of and for the period ended such date.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Each Subsidiary Guaranty contains a provision that purports to limit the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Exchange Notes, the Exchange Offer and Our Other Indebtedness—The guarantees provided by the guarantors may not be enforceable and, under specific circumstances, federal and state courts may void the guarantees and require holders to return payments received from the guarantors.” If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes, the Exchange Offer and Our Other Indebtedness.”

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation”; provided, however, that if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required if such other Person is not a Subsidiary of the Company and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations, if any, under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” in respect of such transaction. Upon any transaction described in the proviso above, the obligor on the related Subsidiary Guaranty will be automatically released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be automatically released:

(1)	upon the disposition of all or a portion of the Capital Stock of such Subsidiary Guarantor such that such Subsidiary Guarantor ceases to be a Subsidiary, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations, if any, under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition;

(2)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(3)	at such time as such Subsidiary Guarantor does not have any Guarantees outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”; or

(4)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that any of the conditions described above has occurred, the Trustee shall execute any supplemental indenture or other documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guaranty and the Indenture.

Ranking

Senior Indebtedness versus Notes

The indebtedness evidenced by the Notes and the Subsidiary Guaranties is unsecured and ranks pari passu in right of payment with the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be.

As of June 30, 2015:

(1)	the Company’s Senior Indebtedness (net of associated accrued discount and premium) was approximately $1.04 billion, including $600.0 million attributable to the outstanding 7.750% Notes, $350.0 million outstanding under the 2015 Notes, and $92.7 million of outstanding letters of credit under the Existing Credit Agreement;

(2)	the Senior Indebtedness of the Subsidiary Guarantors was approximately $1.04 billion, including $600.0 million attributable to their respective guaranties of the outstanding 7.750% Notes, $350.0 million attributable to their respective guaranties of the 2015 Notes, and $92.7 million attributable to their respective guaranties of outstanding letters of credit under the Existing Credit Agreement; and

(3)	the Company would have been permitted to borrow an additional $482.3 million of secured Senior Indebtedness under the Existing Credit Agreement.

At June 30, 2015, the borrowing base under the Existing Credit Agreement was $575.0 million.

The Notes and the Subsidiary Guaranties are unsecured obligations of the Company and the Subsidiary Guarantors, respectively. Secured debt and other secured obligations of the Company and of the Subsidiary Guarantors (including obligations with respect to the Existing Credit Agreement) are effectively senior to the Notes and the Subsidiary Guaranties to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes

A portion of our operations is conducted through our subsidiaries. As described above under “—Guaranties,” Subsidiary Guaranties may be released under certain circumstances. In addition, Grizzly Holdings, Inc. is an Unrestricted Subsidiary and therefore is not a Subsidiary Guarantor. Further, our future subsidiaries may not be required to Guarantee the Notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

At June 30, 2015, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors as of the Issue Date, but including Grizzly Holdings, Inc.) were approximately $0.1 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications and does not apply at all to Unrestricted Subsidiaries. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that, for the purposes of this clause (1), a person shall be deemed (x) to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time and (y) to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the Voting Stock of such parent entity;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, one or more holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee is or becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets;

but, notwithstanding the foregoing, Permitted Grizzly Dispositions shall not constitute or give rise to a Change of Control.

Within 30 days following any Change of Control, we will send a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if notice of redemption has been given pursuant to “—Optional Redemption” above.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall be deemed not to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.” Such restrictions are subject to numerous exceptions and can be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Accordingly, the covenants set forth in the Indenture may not afford holders of the Notes protection in the event of a highly leveraged transaction.

In the event a Change of Control occurs at a time when we are contractually prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Existing Credit Agreement.

Our Existing Credit Agreement does, and any future indebtedness that we may incur may, contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repayment or repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes the phrase “all or substantially all the assets.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the Notes tendered by such Holders, the Company shall have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Purchase Price, including interest to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Changes in Covenants when the Notes are Rated Investment Grade

On the day (such date, the “Termination Date”) after the Issue Date on which:

(a)	the Notes have an Investment Grade Rating from both Standard & Poor’s and Moody’s;

(b)	no Default has occurred and is continuing under the Indenture; and

(c)	the Company has delivered to the Trustee the Officers’ Certificate described below,

the covenants listed below will be permanently terminated and the Company and its Subsidiaries, as applicable, will not be subject to the provisions of the Indenture summarized under the headings below:

“—Limitations on Indebtedness,”

“—Limitations on Restricted Payments,”

“—Limitations on Restrictions on Distributions from Restricted Subsidiaries,”

“—Limitations on Sales of Assets and Subsidiary Stock,”

“—Limitations on Affiliate Transactions,”

“—Limitations on Line of Business,” and

clause (3) of the paragraph (a) of “—Merger and Consolidation.”

On the Termination Date, the Company will provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if the Termination Date has occurred or notify the Holders of the Termination Date. The Trustee may provide a copy of such Officers’ Certificate to any Holder of the Notes upon written request. There can be no assurance that the Notes will ever achieve an Investment Grade Rating.

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.00 to 1.00.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to Credit Agreements; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (i) $575.0 million and (ii) 35% of Adjusted Consolidated Net Tangible Assets determined as of the date of such Incurrence;

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, unless such Indebtedness is owing to a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, unless such Indebtedness is owing to the Company or another Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty;

(3)	the Notes (including the Exchange Notes issued in exchange therefor but excluding any Additional Notes) and all Subsidiary Guaranties thereof;

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) above);

(5)	Indebtedness of a Restricted Subsidiary outstanding on or prior to the date on which it became a Restricted Subsidiary or secured by a Lien on an asset acquired by the Company or by a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such entity became a Restricted Subsidiary or such asset was so acquired); provided, however, that on the date such entity became a Restricted Subsidiary or such asset was so acquired and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) of this covenant or pursuant to clause (3), (4) or (5) above or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or, so long as such Restricted Subsidiary has no liability with respect to such Refinancing Indebtedness, by the Company or by a Subsidiary Guarantor;

(7)	Hedging Obligations consisting of Interest Rate Agreements related to Indebtedness outstanding on the Issue Date or permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

(8)	Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements, in each case entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries;

(9)	obligations in respect of workers’ compensation claims, health, disability or other benefits, unemployment or other insurance or self-insurance obligations and other social security or similar legislation, old age pension or public liability obligations, statutory obligations, government contracts, trade contracts, regulatory obligations, leases, utility contracts and similar obligations, plugging and abandonment, appeal, performance, tender, bid and surety bonds, completion guarantees and other reimbursement obligations provided by, or for the account of, the Company or any Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed), including any Guarantees, contingent reimbursement obligations or other contingent obligations with respect to letters of credit or bank guarantees functioning as or supporting or issued to assure payment or performance of any of the foregoing bonds or obligations;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(11)	Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness outstanding on the Issue Date or permitted by the Indenture to be incurred by the Company or a Subsidiary Guarantor; provided, however, that if the Indebtedness being guaranteed is subordinated to the Notes or a Subsidiary Guarantee, then the Guarantee thereof shall be subordinated to at least the same extent as the Indebtedness being Guaranteed;

(12)	Purchase Money Indebtedness of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease or improvement of property (real or personal), and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed the greater of (i) $75.0 million and (ii) 4.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of such Incurrence;

(13)	Indebtedness in respect of the financing of insurance premiums with the providers of such insurance or their Affiliates in the ordinary course of business;

(14)	Indebtedness arising from any agreement providing for indemnities, contribution, Guarantees, purchase price adjustments, holdbacks, earn-outs, deferred compensation, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (in each case, other than Guarantees of Indebtedness) incurred or assumed by any Person in connection with the acquisition or disposition of assets;

(15)	in-kind obligations relating to oil and natural gas balancing obligations arising in the ordinary course of business; and

(16)	Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness outstanding on the date of such Incurrence under this clause (16), does not exceed the greater of (i) $75.0 million and (ii) 4.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of such Incurrence.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses and the Company will be entitled to divide and classify and reclassify from time to time an item of Indebtedness in more than one of the types of Indebtedness described above.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the making of Investments or any other covenant, limitation or ratio in the Indenture, the U.S. dollar-equivalent of the principal amount of Indebtedness, Investment or other amount denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, such Investment was made, or such other amount was expended or incurred. Notwithstanding any other provision of the Indenture, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to the Indenture shall be deemed not to be exceeded and all other covenants, limitations and ratios in the Indenture be deemed not to be breached or exceeded, solely as a result of fluctuations in exchange rates or currency values.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since October 17, 2012 (all payment calculations being made as if this covenant had been in effect as of October 17, 2012 and at all times thereafter) would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from October 1, 2012 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds or the Fair Market Value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or assets used in the Oil and Gas Business) received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to October 17, 2012 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any capital contribution received by the Company from its shareholders subsequent to October 17, 2012; plus

(C)	the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to October 17, 2012 of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding any Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the sum of (x) the net reduction subsequent to October 17, 2012 in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments, releases or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) if such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time subsequent to October 17, 2012 such Unrestricted Subsidiary is designated as, merged or consolidated into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) subsequent to October 17, 2012 by the Company or any Restricted Subsidiary in such Person.

(b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from one or more of its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or a Subsidiary Guarantor made by conversion into or exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) of, Disqualified Stock of the Company which is permitted to be issued pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness,” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(4)	dividends or distributions paid or consummations of redemptions within 60 days after the date of declaration thereof if at such date of declaration such dividend, distribution or redemption would have complied with this covenant; provided, however, that such dividend, distribution or redemption shall be included in the calculation of the amount of Restricted Payments;

(5)

the purchase, repurchase, redemption or other acquisition or retirement of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness or funded by “key man” life insurance policies) shall not exceed $15.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried forward to succeeding calendar years subject to a maximum of $30.0 million in any calendar year; provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(6)	declarations and payments of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(7)	repurchases, redemptions and other acquisitions and retirements of Capital Stock deemed to occur upon exercise, exchange or vesting of any equity compensation (including, without limitation, stock options, restricted stock, phantom stock, warrants, incentives, rights to acquire Capital Stock or other derivative securities) if such Capital Stock represents a portion of the exercise or other price or cost thereof, and repurchases, redemptions and other acquisitions and retirements of Capital Stock made in lieu of withholding for, or to satisfy taxes in connection with any exercise, exchange or vesting of stock options, restricted stock, phantom stock, warrants, incentives, rights to acquire Capital Stock or other derivative securities; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)	cash payments in lieu of the issuance of fractional shares in connection with any transaction otherwise permitted by this covenant; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9)	in the event of a Change of Control or an Asset Disposition, and if no Default shall have occurred and be continuing, and within 60 days after the completion of the offer to repurchase the Notes under the covenants described under “—Change of Control” or “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (including the purchase of all Notes tendered), the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Disqualified Stock of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations or Disqualified Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or an Asset Disposition Offer with respect to the Notes as a result of such Change of Control or Asset Disposition and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Disposition Offer; provided further, however, that such payments, purchases, repurchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(10)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(11)

payments to dissenting stockholders of the Company not to exceed $5.0 million in the aggregate (A) pursuant to applicable law or (B) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(12)	the declaration and payment of dividends or other distributions of (A) shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries, or (B) assets received by the Company or a Restricted Subsidiary from Unrestricted Subsidiaries as dividends or other distributions by such Unrestricted Subsidiaries; provided, however, that such declaration and payment of dividends or other distributions shall be excluded in the calculation of the amount of Restricted Payments; provided further, however, that this clause (12) shall not apply to dividends or distributions of Capital Stock of, Indebtedness owed by, or assets received from, Grizzly Holdings; or

(13)	other Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments made pursuant to this clause (13) at any one time outstanding, does not exceed $25.0 million; provided, however, that such amounts shall be included in the calculation of the amount of Restricted Payments.

(c) If any Person in which an Investment is made, which Investment constitutes a Restricted Payment or a Permitted Investment under clause (22) of such definition when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person shall no longer be counted as Restricted Payments or Permitted Investments under such clause for purposes of calculating the aggregate amount of Restricted Payments made or Permitted Investments made pursuant to such clause.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary or any property or assets thereof pursuant to an agreement of such Restricted Subsidiary (including the Capital Stock thereof) outstanding on the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than agreements relating to Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary);

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to or renewal or replacement of an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such Refinancing agreement or amendment, renewal or replacement are not materially less favorable, taken as a whole, to the Noteholders than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreement;

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	any encumbrance or restriction on the disposition or distribution of assets or property, including cash or other deposits, under agreements entered into in the ordinary course of the Oil and Gas Business of the types described in clause (2) of the definition of Permitted Business Investments;

(F)	any encumbrance or restriction contained in the terms of any agreement or instrument governing any Indebtedness for money borrowed or Hedging Obligation if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such agreement or instrument or (ii) the Company determines at the time any such Indebtedness or Hedging Obligation is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings or agreements (as determined by the Company in good faith);

(G)	customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries;

(H)	any restrictions on cash, cash equivalents or other deposits or net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

(I)	provisions contained in any license, permit or other accreditation with a regulatory authority or directly or indirectly required by any applicable laws, statutes, rules, regulations, orders, requirements, guidelines, interpretations, directives and requests (whether or not having the force of law) from and of, and plans, memoranda and agreements with, any regulatory authority;

(J)	provisions in agreements or instruments that prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(K)	any encumbrance or restriction contained in the terms of Preferred Stock of a Restricted Subsidiary that does not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

(L)	customary subordination provisions governing Indebtedness permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness”; and

(2)	with respect to clause (c) only,

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in Hydrocarbon and Mineral Properties purchase and sale or exchange agreements or similar operational agreements, agreements of the types described in the defined term “Permitted Business Investments” and leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of any Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition to the extent such encumbrance or restriction restricts the transfer of the property subject to such agreement;

(C)	any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness or other obligations of a Restricted Subsidiary and related documents to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(D)	any encumbrance or restriction contained in any agreement or instrument assumed by the Company or any of its Restricted Subsidiaries or for which any of them becomes liable as in effect at the time of such transaction (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such transaction), which encumbrance or restriction is not applicable to any assets other than assets acquired in connection with such transaction and all improvements, additions and accessions thereto and products and proceeds thereof;

(E)	encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or the ability of the Company or any Restricted Subsidiary to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries taken as a whole;

(F)	any encumbrance or restriction contained in agreements governing or relating to reserves that are the subject of Production Payments and Reserve Sales;

(G)	customary restrictions set forth in “lock up” agreements entered into in connection with securities offerings; and

(H)	any encumbrance or restriction with respect to the Capital Stock of Grizzly Holdings.

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, repairs, additions, attachments and accessions thereto, assets and property affixed or appurtenant thereto, construction thereon, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary or, so long as it is an Unrestricted Subsidiary, Grizzly Holdings, to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value, including as to the value of all non-cash consideration (as determined in good faith by the Board of Directors, an Officer or an officer of such Subsidiary with responsibility for such transaction, such determination to be made as of the date of contractually agreeing to such Asset Disposition, which determination shall be conclusive evidence of compliance with this provision) of the shares or assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Subsidiary is in the form of cash or cash equivalents, Hydrocarbon and Mineral Properties, capital assets to be used by the Company or such Subsidiary (or any Restricted Subsidiary) in the Oil and Gas Business, Capital Stock of a Person primarily engaged in a Related Business and, in the case of an Asset Disposition by, or of the Capital Stock of, Grizzly Holdings, other securities or Indebtedness that are by their terms payable within two years of the date of such Asset Disposition in cash or other assets described in this clause (a)(2); and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be)

(A)

to the extent the Company so elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value Senior Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness or Preferred Stock of such Subsidiary or of any Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year (or in the case of an Asset Disposition by, or of the Capital Stock of, Grizzly Holdings, two years) from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	to the extent the Company so elects, to acquire Additional Assets or make capital expenditures in the Oil and Gas Business within one year (or in the case of an Asset Disposition by, or of the Capital Stock of, Grizzly Holdings, two years) from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	to the extent of the balance of the amount of Net Available Cash after application in accordance with clauses (A) and (B), or, if the Company so elects, at any earlier time, to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company or a Subsidiary Guarantor designated by the Company) to purchase Notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause (A) or (C) above (other than Indebtedness outstanding pursuant to clause (b)(1) of the covenant described under “—Limitation on Indebtedness”), the Company or such Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased or otherwise retired.

Notwithstanding the foregoing provisions of this covenant, the Company and such Subsidiaries will not be required to apply any amount of Net Available Cash in accordance with this covenant except to the extent that the aggregate amount of Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $25.0 million. Pending application of any amount of Net Available Cash pursuant to this covenant, such amount may be invested in any manner not prohibited by the Indenture, including to temporarily reduce revolving credit indebtedness.

For the purposes of paragraph (a)(2) of this covenant, the following are deemed to be cash or cash equivalents:

(1)	the release of, pursuant to a novation or other agreement, or the discharge of, the Company or such Subsidiary from all liability on Indebtedness in connection with such Asset Disposition;

(2)	with respect to any Asset Disposition of Hydrocarbon and Mineral Properties, any agreement by the transferee (or an Affiliate thereof) to pay all or a portion of the Company’s or a Restricted Subsidiary’s share of any costs or expenses related to the exploration, development, completion or production of Hydrocarbon and Mineral Properties and activities related thereto; and

(3)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 90 days after the Asset Disposition, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

The requirement of clause (a)(3)(B) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or such Subsidiary (or any Restricted Subsidiary) within the time period specified in such clause and the amount of such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

Notwithstanding the foregoing, in the event that a Subsidiary that is not a Wholly Owned Subsidiary effects an Asset Disposition and dividends or distributes to all of its stockholders (including the Company or a Restricted Subsidiary) on a pro rata basis any Net Available Cash from such Asset Disposition, the Company or such Restricted Subsidiary need only apply an amount equal to its pro rata share of such Net Available Cash in accordance with clause (a) (3) above.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company or a Subsidiary Guarantor) pursuant to clause (a)(3)(C) above, the Company will make such offer to purchase Notes on or before the 366th day (or in the case of an Asset Disposition by, or of the Capital Stock of, Grizzly Holdings, the 731st day) after the later of the date of such Asset Disposition or the receipt of such Net Available Cash and will purchase Notes tendered pursuant to an offer (an “Asset Disposition Offer”) by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or any greater multiple of $1,000. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness) pursuant to this covenant if the amount of Net Available Cash available therefor is less than $25.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Notwithstanding anything to the contrary in this covenant, all references herein to “Net Available Cash” shall be deemed to mean cash in an amount equal to the amount of Net Available Cash but not necessarily the actual cash received from the relevant Asset Disposition. The Company and its Subsidiaries shall have no obligation to segregate, trace or otherwise identify Net Available Cash (other than the amount thereof), it being agreed that cash is fungible and that the Company’s obligations under this covenant may be satisfied by the application of funds from other sources.

The provisions under the Indenture relative to the obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with (which term, for purposes of this covenant, shall include “for the benefit of” where appropriate in the context) any Affiliate of the Company involving aggregate consideration in excess of $1.0 million (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction, taken as a whole, are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)

if such Affiliate Transaction involves an amount in excess of $20.0 million, the terms of the Affiliate Transaction are set forth in writing and an officer of the Company disinterested with respect to such

Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (1) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by an Officers’ Certificate delivered to the Trustee stating that such Affiliate Transaction complies with the Indenture;

(3)	if such Affiliate Transaction involves an amount in excess of $50.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the members of the Board of Directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (1) are satisfied and shall have approved the relevant Affiliate Transaction, all as evidenced by a resolution of the Board of Directors; and

(4)	if such Affiliate Transaction involves an amount in excess of $100.0 million, the Board of Directors shall have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment or other Restricted Payment (or any other payments excluded from such definitions or their component definitions), in each case not prohibited to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment and consulting arrangements, stock options and stock ownership plans or other benefit plans approved by the Board of Directors;

(3)	loans or advances to officers, directors and employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time;

(4)	reasonable fees, compensation and other benefits paid to, severance arrangements with, and indemnity and similar arrangements provided on behalf of, officers, directors, employees and consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(5)	any transaction with the Company, a Restricted Subsidiary or joint venture or other Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns, directly or indirectly, an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or other Person; provided that no Affiliate of the Company, other than the Company or a Restricted Subsidiary, shall have a beneficial interest or otherwise participate in such Restricted Subsidiary, joint venture or other Person other than through such Affiliate’s ownership of the Company;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company and the granting of customary registration rights in connection therewith;

(7)	any transaction with Affiliates pursuant to or contemplated by any agreement that is described in the Offering Circular and any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not materially less favorable to the Company or the Restricted Subsidiaries, taken as a whole, than the agreement so amended, renewed or extended) and all transactions pursuant thereto or contemplated thereby;

(8)	transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, in each case, in their capacities as such and in the ordinary course of business (including pursuant to joint venture agreements);

(9)	any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transaction;

(10)	Permitted Grizzly Dispositions;

(11)	transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that a director or manager of such Person is also a director or manager of the Company or a Restricted Subsidiary if such director or manager abstains from voting as a director or manager of the Company or such Restricted Subsidiary, as applicable, on such transaction;

(12)	pledges by the Company or any Restricted Subsidiary of (or any guarantee by the Company or any Restricted Subsidiary limited in recourse solely to) Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Unrestricted Subsidiaries; and

(13)	agreements of the types described in the defined term “Permitted Business Investments,” contracts for exploring for, drilling, developing, producing, processing, gathering, transporting, marketing or storing Hydrocarbons and Minerals or activities or services reasonably related or ancillary thereto, and other operational contracts, that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with unrelated third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then on terms no less favorable than those available from third parties on an arm’s length basis, in each case as determined in good faith by the Company, and all transactions pursuant to or contemplated by such agreements and contracts.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business, except to the extent that such business would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Limitation on Liens

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes or such Subsidiary Guarantor’s Subsidiary Guaranty, as applicable, shall be secured equally and ratably with (or, at the Company’s election, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured.

Any such Lien thereby created securing the Notes or any Subsidiary Guaranty pursuant to the preceding sentence will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, (ii) in the case of such Lien securing any such Subsidiary Guaranty, the termination and discharge of such Subsidiary Guaranty in accordance with the Indenture or (iii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, (x) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “Certain Covenants—Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio of the Company or the Successor Company will be equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction;

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, together stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture; and

(5)	the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable to (A) the Company or a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or part of its assets to the Company or a Subsidiary Guarantor or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Company; provided, however, that this covenant will not be applicable to Permitted Grizzly Dispositions.

The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

For all purposes of the Indenture, Subsidiaries of any Successor Company will, upon any transaction subject to this covenant, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture, and all Indebtedness and Liens of the Successor Company and its Subsidiaries that were not Indebtedness or Liens on property or assets, as the case may be, of the Company and its Subsidiaries immediately prior to such transaction shall be deemed to have been Incurred upon such transaction.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all of its assets to any Person unless:

(1)

the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person (if not the Company or a Subsidiary Guarantor) shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; provided, however, that this clause (1) shall not apply if such Person is not a Subsidiary of the Company if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations, if any, under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” in respect of such transaction;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of such Subsidiary as a result of such transaction as having been issued by such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, together stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Subsidiary Guarantors

The Company will cause each Restricted Subsidiary that enters into a Guarantee of any Indebtedness of the Company or any other Restricted Subsidiary (other than a Foreign Subsidiary that Guarantees only Indebtedness Incurred by a Foreign Subsidiary) to, in each case, within 30 days thereafter, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with or furnish to the SEC, as applicable, subject to the next sentence, and provide the Trustee and Holders with, such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but without exhibits in the case of reports provided to Holders), such reports to be so filed and provided at the times specified for the filings of such reports under such Sections (after giving effect to all applicable extensions and cure periods) and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within such time periods unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods (after giving effect to all applicable extensions and cure periods) that would apply if the Company were required to file those reports with the SEC.

Notwithstanding anything to the contrary contained in the immediately preceding paragraph, if the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, (i.e., is a “voluntary filer”), the reports described in the preceding paragraph shall not be required to contain certain disclosures relating to the Company’s controls and procedures, corporate governance, code of ethics, director independence, market for the Company’s equity securities and executive compensation.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

The Company shall be deemed to have furnished such reports to the Trustee and the Holders of the Notes if it has filed such reports with the SEC using the EDGAR (or any successor) filing system and such reports are publicly available through such filing system.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided, however, that (a) such financial statements are accompanied by consolidating financial information for such parent, the Company, the Subsidiary Guarantors and the Subsidiaries of the Company that are not Subsidiary Guarantors in the manner prescribed by the SEC and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

So long as any Notes are outstanding, the Company will also:

(1)	as promptly as reasonably practicable after filing with the SEC or posting the annual and quarterly reports required by the first paragraph of this covenant, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(2)	issue a press release to the appropriate nationally recognized wire services prior to the date of the conference call required to be held in accordance with clause (1) of this paragraph, announcing the time and date of such conference call and including all information necessary to access the call.

This covenant will be deemed not to impose any duty on the Company under the Sarbanes-Oxley Act of 2002 and the related SEC rules that would not otherwise be applicable.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)	the failure by the Company to comply for (i) 30 days after notice with any of its obligations in the covenants described above under “—Change of Control” (other than a failure to purchase Notes) or under “—Certain Covenants” under “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “—Limitation on Affiliate Transactions,” “—Limitation on Line of Business,” “—Limitation on Liens” or “—Future Subsidiary Guarantors” or (ii) 90 days after notice with any of its obligations in the covenant described above under “—Certain Covenants—SEC Reports”;

(5)	the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)	Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any judgment or decree for the payment of money in excess of $25.0 million above the coverage under applicable insurance policies and indemnities, as to which the relevant insurer or indemnitor has not disclaimed responsibility, is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9)	any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the “Guarantor failure provision”).

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must send to each holder of Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, the Notes and the Subsidiary Guaranties may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	reduce the amount payable upon the redemption of any Note or change the date on which any Note may be redeemed as described under “—Optional Redemption” (provided that the foregoing shall not include changing the notice periods for any redemption);

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the provisions which require each affected holder’s consent to an amendment or waiver;

(8)	make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(9)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.

Notwithstanding the preceding, the covenants described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” may be amended as described in the last paragraph of each such description.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Notes and the Subsidiary Guaranties:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture as contemplated by the covenant described under “—Certain Covenants—Merger and Consolidation”;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5)	to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any holder of the Notes in any material respect;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(9)	to conform the text of the Indenture, the Notes or the Subsidiary Guaranties to any provision of the “Description of the Notes” section of the Offering Circular to the extent that such provision in such “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guaranties; or

(10)	to reflect the issuance of Additional Notes in compliance with the terms of the Indenture.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to send to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes have been or will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When (1) we deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the sending of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Certain Covenants—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries, the judgment default provision and the Guarantor failure provision described under “—Defaults” above and the limitation contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Subsidiaries), (8) or (9) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee (x) cash in United States dollars or (y) cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as, in the aggregate, will be sufficient (in the case of clause (y), (A) in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, or (B) if no such opinion in the immediately preceding clause (A) can be reasonably obtained, in the opinion of the chief financial officer of the Company) for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, N.A. is the Trustee under the Indenture. We have appointed Wells Fargo Bank, N.A. as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor (other than a stockholder that is the Company or another Subsidiary Guarantor) will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the 2015 Notes are, and the Exchange Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1)	any property, plant or equipment used or useful in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination:

(1)	the sum of:

(a)	discounted future net revenue from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the fiscal year ending prior to the date of determination (or, if the date of determination is within 45 days after the end of the immediately preceding fiscal year and no reserve report as of the end of such fiscal year has at the time been prepared, as of the end of the second preceding fiscal year), which reserve report is prepared or audited by the Company’s petroleum engineers or independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report) of:

(i)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

(ii)	estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report;

and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(iii)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(iv)	reductions in the estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report;

provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be estimated by the Company’s petroleum engineers or any independent petroleum engineer engaged by the Company for such purpose, in accordance with customary reserve engineering practices;

(b)	the capitalized costs that are attributable to oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the end of the most recent fiscal quarter for which internal financial statements of the Company have been made available prior to the date of determination;

(c)	the Net Working Capital as of the end of the most recent fiscal quarter for which internal financial statements of the Company have been made available prior to the date of determination; and

(d)	the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter for which internal financial statements of the Company have been made available prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date within the immediately preceding twelve months (provided, however, that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus

(2)	to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:

(a)	minority interests;

(b)	any net natural gas balancing liabilities of the Company and its Restricted Subsidiaries as of the effective date of the reserve report referred to in (1)(a) above;

(c)	the discounted future net revenue before any state or federal income taxes, as of the effective date of such reserve report, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to participation interests, overriding royalty interests or other interests of third parties in reserves, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d)	the discounted future net revenue before any state or federal income taxes, as of the effective date of such reserve report, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e)	the discounted future net revenue before any state or federal income taxes , as of the effective date of such reserve report, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

Whether the Company uses the successful efforts method of accounting or the full cost (or similar method) method of accounting, “Adjusted Consolidated Net Tangible Assets” will be calculated as if the Company were using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable). No Person shall be deemed an Affiliate of an oil and gas royalty trust solely by virtue of ownership of units of beneficial interest in such trust.

“ASC” means the Financial Standards Accounting Board’s Accounting Standards Codification.

“Asset Disposition” means any sale, lease, transfer or other disposition or issuance (or series of related sales, leases, transfers or other dispositions or issuances) by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction (each, a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

Notwithstanding the foregoing, the following shall be deemed not to be Asset Dispositions for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”:

(A)	a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(B)	a disposition that constitutes (i) a Restricted Payment that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or (ii) a Permitted Investment;

(C)	a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control;

(D)	a disposition in any single transaction or series of related transactions of assets with a Fair Market Value of less than $2.5 million;

(E)	a disposition of cash or Temporary Cash Investments;

(F)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(G)

the trade or exchange by the Company or any Restricted Subsidiary of any Hydrocarbon and Mineral Property or any related assets or other assets commonly used in the Oil and Gas Business owned or held by the Company or such Restricted Subsidiary, or any Capital Stock of a Person all or substantially all of whose assets consist of one or more of such types of assets, for (a) assets of such types owned or held by another Person or (b) the Capital Stock of another Person all or substantially all of whose assets consist of assets of such types and any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the Fair Market Value of the property or Capital Stock received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is substantially equal to the Fair Market Value of the property (including any cash or cash equivalents) so traded or exchanged; provided, further, that an amount equal to the amount of Net Available Cash from such disposition must be applied in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(H)	any Production Payment and Reserve Sales created, issued or assumed in connection with the financing of the acquisition of oil and gas properties that are subject thereto (and within 90 days after such acquisition), if the owner or purchaser of such Production Payment and Reserve Sale has recourse solely to such oil and gas properties and to the proceeds thereof, subject to the obligation of the grantor or transferor of such Production Payment and Reserve Sale to operate and maintain the related oil and gas properties in a prudent manner or other customary standard, to deliver the associated production (if required) and to indemnify with respect to environmental, title and other matters customary in the Oil and Gas Business;

(I)	a disposition of oil and gas properties in connection with tax credit transactions complying with Section 45K or any successor or analogous provisions of the Code;

(J)	a disposition of the Capital Stock of or any Investment in any Unrestricted Subsidiary (other than Grizzly Holdings);

(K)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(L)	any Sale/Leaseback Transaction with respect to an asset acquired after the Issue Date; provided, however, that such transaction occurs within 180 days after the date of the acquisition of such asset by the Company or such Restricted Subsidiary;

(M)	any disposition of defaulted receivables that arose in the ordinary course of business for collection; and

(N)	a disposition of property pursuant to condemnation or eminent domain (or deed in lieu thereof); provided, however, that an amount equal to the amount of Net Available Cash from such disposition must be applied in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

For the avoidance of doubt: (i) any disposition of Hydrocarbons and Minerals; (ii) any abandonment, relinquishment, farm-in, farm-out, lease, sub-lease, pooling, unitization, deemed transfer of working interests under any joint operating agreement or other similar or other disposition of developed or undeveloped or both developed and underdeveloped Hydrocarbon and Mineral Properties; (iii) the provision of services, equipment and other assets for the operation and development of the Company’s and its Restricted Subsidiaries’ oil and natural gas wells (notwithstanding that any such transaction may be recorded as an asset sale in accordance with full cost accounting guidelines); (iv) any assignment of a working, overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in connection with the generation of prospects or the exploration or development of oil and natural gas projects; (v) the licensing or abandonment of intellectual property in the ordinary course of business; (vi) the granting of leases or subleases that do not interfere in any material respect with the business of the Company and its Restricted Subsidiaries; (vii) the disposition of obsolete or worn out equipment or equipment that is no longer used in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business; (viii) the liquidation of any assets received in settlement of claims owed to the Company or any Restricted Subsidiary; and (ix) the disposition of, or voluntary or involuntary termination of, a Hedging Obligation, in each such case in the ordinary course of business of the Company or its Subsidiaries or as otherwise customary in the Oil and Gas Business, will not constitute an Asset Disposition.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be Indebtedness secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the use of the proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date; provided, however, that the pro forma calculation of Consolidated Interest Expense shall not give effect to any Indebtedness Incurred on the date of determination pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, then EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned (if any) during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness; provided, however, that the pro forma calculation of Consolidated Interest Expense shall not give effect to the discharge on the date of determination of any Indebtedness to the extent such discharge results from the proceeds of Indebtedness Incurred pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(3)	if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Disposition, then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), and interest income in respect of cash or Temporary Cash Investments received in connection with such Asset Disposition and not otherwise used (or required to be used) either to make a subsequent Investment or to purchase, repay, redeem or repurchase Indebtedness, shall be calculated on a pro forma basis as if such Asset Disposition had occurred on the first day of such period, with such cash or Temporary Cash Investments being deemed to have earned interest income at the same average rate as the Company’s and the Restricted Subsidiaries’ cash and Temporary Cash Investments actually earned interest over the period for which pro forma effect is being given;

(4)	if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of material assets, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)	if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an event, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, however, that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments pursuant to Interest Rate Agreements;

(7)	dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

minus, to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Company or a Restricted Subsidiary during such period;

(2)	solely for purposes of determining the aggregate amount available for Restricted Payments under clause (a)(3) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)	subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain or loss, together with any related provision for taxes on such gain or loss and all related fees and expenses, realized in connection with (A) the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person that are not sold or otherwise disposed of in the ordinary course of business and (B) the disposition of any securities of any Person or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries;

(5)	extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

(6)	the cumulative effect of a change in accounting principles;

(7)	any asset impairment, write-off or write-down on or related to oil and gas properties under GAAP or SEC guidelines;

(8)	any after-tax gain or loss realized on the termination of any employee pension benefit plan;

(9)	any adjustments of a deferred tax liability or asset pursuant to ASC 740 that result from changes in enacted tax laws or rates;

(10)	costs incurred in connection with acquisitions that were eligible for capitalization treatment under GAAP but instead were expensed at the time of incurrence, provided, however, that any such costs shall instead reduce Consolidated Net Income for any period to the extent of any amortization in such period that would have occurred if they had been capitalized;

(11)	income or losses attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued according to GAAP);

(12)	non-cash charges relating to grants of performance shares, stock options, stock awards, stock purchase agreements, management compensation plans or other equity-based awards for officers, directors, employees or consultants of the Company or a Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, however, that if the Company or any Restricted Subsidiary makes a cash payment in respect of a non-cash charge in any period, such cash payment shall (without duplication) be deducted from the Consolidated Net Income for such period;

(13)	any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC 815);

(14)	gains and losses due to fluctuations in exchange rates or currency values; and

(15)	gains and losses due to fluctuations in the value of Post-Closing Payments,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net

Income (1) any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof and (2) any dividends or other distributions of assets received by the Company or a Restricted Subsidiary from Unrestricted Subsidiaries as dividends or other distributions by such Unrestricted Subsidiaries to the extent used to make Restricted Payments pursuant to clause (b)(12)(B) of such covenant.

“Credit Agreements” means one or more credit facilities, including the Existing Credit Agreement, other revolving credit loans, term loans, receivables financings, debt securities or other forms of debt, convertible debt or exchangeable debt financings or letters of credit and including any promissory notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, any amendments, supplements, modifications or Refinancings thereof and any such credit facilities that replace in any manner (whether upon or after termination or otherwise) or Refinance, restate, amend, supplement or modify any part of the loans, notes or commitments thereunder, including any such Refinanced, restated, amended, supplemented or modified facility that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Indebtedness”) or adds the Company or any of the Subsidiary Guarantors as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders or creditor or group of creditors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other financial agreement or arrangement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be repurchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the date of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the date of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Change of Control”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the repurchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	depreciation, depletion and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); and

(4)	all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business);

in each case for such period and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

(A)	the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

(B)	amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount not to exceed, the 2015 Notes, in compliance with the terms of the Registration Rights Agreement.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 27, 2013 and amended or modified as of April 23, 2014, November 26, 2014 and April 10, 2015, by and among the Company, as borrower, The Bank of Nova Scotia, as administrative agent, sole lead arranger and sole bookrunner, Amegy Bank National Association, as syndication agent, Key Bank National Association, as documentation agent, and the other lenders party thereto, together with the related documents thereto (including the revolving notes thereunder and any guarantees and security documents).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by an Officer of the Company who has responsibility for such transaction, whose determination will be conclusive, or, if in excess of $50.0 million, the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Grizzly Holdings” means Grizzly Holdings, Inc., a Delaware corporation, and its successors.

“Grizzly Oil Sands ULC” means Grizzly Oil Sands ULC, a Canadian unlimited liability company, and its successors.

“Grizzly Sponsor Contribution Agreement” means that certain Sponsor Contribution Agreement, dated as of October 5, 2012, among Grizzly Oil Sands ULC, Wexford Capital LP, Grizzly Oil Sands Inc., the Company and Grizzly Holdings, as amended from time to time to the extent such amendments are not materially adverse to the Company.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

“Guaranty Agreement” means a supplemental indenture, substantially in the form attached to the Indenture as an exhibit, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Oil and Natural Gas Hedging Contract.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Hydrocarbon and Mineral Properties” means all properties, including any interest therein, which contain or are believed to contain Hydrocarbons and Minerals.

“Hydrocarbons and Minerals” means oil, natural gas, other hydrocarbons, sand, minerals and all constituents, elements or compounds thereof, and other products commonly created, recovered or produced in association therewith or refined or processed therefrom.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1)	the accrual of interest or dividends, the amortization of original issue discount or debt discount or the accretion of principal, accreted value or liquidation preference;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or prepayment or the making of a mandatory offer to purchase such Indebtedness;

(4)	unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC 815); and

(5)	increases in the amount of Indebtedness outstanding solely as a result of fluctuations in exchange rates or currency values;

in each case will be deemed not to be Incurrences of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)

all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends)(and the term “Incur Indebtedness” and similar terms include issuances of such Disqualified Stock and Preferred Stock);

(6)	all obligations of the types referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, including by means of any Guarantee;

(7)	all obligations of the types referred to in clauses (1) through (6) of other Persons secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the liquidation value of such property and the amount of the obligation so secured;

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(9)	any guarantee by such Person of production or payment with respect to a Production Payment (but, for the avoidance of doubt, excluding all other obligations associated with such Production Payments, such as guarantees with respect to operation and maintenance of the related oil and gas properties in a prudent manner, delivery of the associated production (if required) and other such contractual obligations).

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude (i) any post-closing payment to which the seller or any of its Affiliates may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing (“Post-Closing Payments”); provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter, (ii) accrued expenses and royalties arising in the ordinary course of business, (iii) obligations to satisfy customer prepayment arrangements arising in the ordinary course of business, (iv) asset retirement obligations, (v) obligations in respect of environmental reclamation or site rehabilitation, (vi) workers compensation obligations (including superannuation, pensions and retiree medical care) that are not overdue by more than 90 days, (vii) obligations under farm-in and farm-out agreements or operating agreements, (viii) obligations arising out of the endorsement of negotiable instruments for collection in the ordinary course of business and (ix) customary indemnification obligations. In addition, except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by Standard & Poor’s.

“Issue Date” means April 21, 2015.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated development costs) of more than 30% during a fiscal quarter in the discounted future net revenues from proved oil and natural gas reserves of the Company and the Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:

(1)	any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2)	any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)

all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, and any relocation expenses incurred or assumed in connection with such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from (or concurrently with) such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or to holders of royalty or similar interests as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve for adjustment in respect of the sale price of the assets that were the subject of such Asset Disposition or as a reserve, in accordance with GAAP, against any liabilities associated with such assets and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

Notwithstanding the foregoing, to the extent that any or all of the Net Available Cash from an Asset Disposition made outside the United States of America is prohibited or delayed from being repatriated to the United States pursuant to applicable local law (or to the extent that the Board of Directors of the Company determines, in good faith, that repatriation of such Net Available Cash would have a material adverse tax consequence to the Company) despite reasonable effort by the Company or such Restricted Subsidiary to exclude or release those funds from such restrictions or to avoid such tax, the portion of such Net Available Cash so affected shall be deemed excluded from Net Available Cash for so long as such restrictions or material adverse tax consequences exist.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof. Notwithstanding anything to the contrary herein, all references herein to “Net Cash Proceeds” shall be deemed to mean cash in an amount equal to the amount of Net Cash Proceeds, but not necessarily the actual cash received from the relevant issuance or sale. The Company and its Restricted Subsidiaries shall have no obligation to segregate, trace or otherwise identify Net Cash Proceeds (other than the amount thereof), it being agreed that cash is fungible and that the Company’s obligations may be satisfied by the application of funds from other sources.

“Net Working Capital” of the Company means:

(1)	all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus

(2)	all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness (including the Notes), current liabilities from commodity price risk management activities arising in the ordinary course of business, current liabilities recorded with respect to stock-based compensation and current liabilities that constitute estimated abandonment costs pursuant to ASC 410;

in each case, determined in accordance with GAAP.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Circular” means the final offering circular, dated April 16, 2015, relating to the offering of $350.0 million of Notes issued on the Issue Date.

“Officer” means the Chairman of the Board, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Oil and Gas Business” means:

(1)	the acquisition, exploration, exploitation, development, production, operation and disposition of interests in Hydrocarbon and Mineral Properties;

(2)	the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from Hydrocarbon and Mineral Properties and the marketing of Hydrocarbons and Minerals obtained therefrom and from unrelated Persons;

(3)	any business or activity relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of Hydrocarbons and Minerals;

(4)	any business relating to oilfield services and any other business providing assets or services used or useful in connection with the activities described in clauses (1) through (3) of this definition, including the sale, leasing, ownership or operation of drilling rigs, fracturing units or other assets used or useful in any such business; and

(5)	any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (4) of this definition.

“Oil and Gas Liens” means:

(1)	Liens on any specific property or any interest therein, construction thereon or improvement thereto or products or proceeds thereof to secure all or any part of the costs (other than Indebtedness) incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” will include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or that relate to such properties or interests);

(2)	Liens on Hydrocarbon and Mineral Properties and Hydrocarbons and Minerals to secure obligations incurred or Guarantees of obligations incurred (in each case, other than Indebtedness) in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, Hydrocarbons and Minerals;

(3)

Liens arising under partnership agreements, oil and gas leases and subleases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons and Minerals, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, working interests, joint interest billing arrangements, production sale contracts, operating agreements, marketing agreements, royalty agreements, gas balancing or deferred production agreements, production sharing agreements, area of mutual interests agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses and sublicenses, and other agreements that are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(4)	Liens securing Production Payments and Reserve Sales; provided, however, that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales, and such Production Payments and Reserve Sales either:

(a)	were in existence on the Issue Date,

(b)	were created in connection with the acquisition of property after the Issue Date and such Lien was incurred in connection with the financing of, and within 180 days after, the acquisition of the property subject thereto, or

(c)	constitute Asset Dispositions made in compliance with the covenant entitled “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; and

(5)	Liens on pipelines or pipelines facilities that arise by operation of law.

“Oil and Natural Gas Hedging Contract” means futures contract, swap, option, floor, cap, collar, forward sale, forward purchase or other agreement or arrangement relating to, or the value of which is dependent upon, crude oil, condensate, natural gas, natural gas liquids or other Hydrocarbons and Minerals, steam, electricity, by-products of the utilization of Hydrocarbons and Minerals or other assets commonly created, recovered, produced or used in the Oil and Gas Business or revenues or costs (including basis) associated with the Oil and Gas Business, and equities, bonds, or indices based on any of the foregoing and any other derivative agreement or arrangement based on any of the foregoing.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, either generally or in the particular geographical location or industry segment in which such Investment is made, in each case as determined in good faith by the Company, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, transporting or otherwise dealing with Hydrocarbons and Minerals or Hydrocarbon and Mineral Properties (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1)	ownership of Hydrocarbon and Mineral Properties or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real or personal property interests (including intellectual property), either directly or indirectly, including through entities the primary business of which is to own or operate any of the foregoing;

(2)

the entry into and Investments in the form of or pursuant to operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, production sales and marketing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of Hydrocarbons and Minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements or other similar or customary agreements (including for limited liability companies), incentive compensation programs for geologists, geophysicists and other providers of technical services, and other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business; and

(3)	direct or indirect ownership interests in drilling rigs, fracturing units, vehicles, vessels and other equipment customarily used or useful in the Oil and Gas Business.

“Permitted Grizzly Disposition” means a sale, lease, transfer or other disposition or issuance of any or all (or substantially all) of the Capital Stock or assets of Grizzly Holdings.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	(A) the Company or a Restricted Subsidiary or (B) a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar extensions of credit to cover matters that are expected at the time of such extensions of credit ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	extensions of credit to employees, officers, directors, customers and suppliers made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)	Capital Stock, obligations or securities received in settlement or resolution of obligations created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (ii) a disposition of assets not constituting an Asset Disposition;

(9)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar pledges and deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12)	any extension, modification, exchange, conversion or renewal of an Investment or any Investment constituting proceeds of, or made with proceeds of, the disposition of an Investment, but in each case only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such original Investment);

(13)	Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(14)	Permitted Business Investments;

(15)	Guarantees issued or made in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” other than Guarantees of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(16)	obligations of one or more officers, directors, or employees of the Company or any of its Restricted Subsidiaries in connection with such individual’s acquisition of shares of Capital Stock of the Company (and Refinancings of the principal thereof and accrued interest thereon) so long as no net cash is paid by the Company or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

(17)	Investments acquired after the Issue Date as a result of the acquisition by the Company or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation, or consolidation with or into the Company or any of its Restricted Subsidiaries, in a transaction that is not prohibited by the covenant described under “—Merger and Consolidation” to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)	advances and prepayments for asset purchases in the ordinary course of business;

(19)	Grizzly Oils Sands ULC in the amounts required by, or Grizzly Holdings in amounts sufficient to permit Grizzly Holdings to make the Investments required by, the Grizzly Sponsor Contribution Agreement;

(20)	any Person to the extent consisting of Capital Stock of Grizzly Holdings or assets received from Grizzly Holdings;

(21)	Investments received in connection with a Permitted Grizzly Disposition; and

(22)	Persons to the extent that, at the time of each such Investment, the aggregate amount of such Investments made during each period ending December 31 after October 17, 2012, beginning with the period starting on October 17, 2012 and ending on December 31, 2012, and continuing thereafter with calendar years, when taken together with all other Investments made after October 17, 2012 and during such period pursuant to this clause (22), does not exceed the greater of $75.0 million and 4.0% of Adjusted Consolidated Net Tangible Assets, determined as of the date of such Investment.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (22) above, the Company will be entitled to classify (but not reclassify) such Investment (or portion thereof) in one or more of such categories set forth above, but, notwithstanding the foregoing, any Investment made in a Person pursuant to clause (22) above may be reclassified as outstanding under clause (1) above (and no longer outstanding under clause (22) above) if such Person thereafter becomes a Restricted Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation or regulation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, plugging and abandonment obligations, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety bonds, appeal bonds, performance or return of money bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	(a) Liens incurred in the ordinary course of business (other than in connection with Indebtedness) or imposed by law, such as carriers’, operators’, repairmens’, vendors’, suppliers’, workers’, landlords’, warehousemen’s, mechanics’ and construction Liens, in each case for sums not yet overdue for more than 60 days or being contested in good faith by appropriate proceedings, (b) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or which do not constitute an Event of Default, (c) Liens incurred in the ordinary course of business (other than in connection with Indebtedness) relating to banker’s Liens, rights of set-off, rights of revocation, refund, chargeback or similar rights and remedies as to deposit accounts, instruments or other funds maintained with a creditor depository institution; provided, however, that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (d) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(3)	Liens for taxes, assessments and governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	survey exceptions, encumbrances, servitudes, permits, conditions, covenants, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, sewers, electric lines, telegraph and telephone lines and other similar purposes, or for the joint or common use of real estate rights of way facilities and equipment, Liens related to surface leases and surface operations, or zoning or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto, improvements, additions and accessions thereto and proceeds and distributions thereof), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	prior to the Termination Date, Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness” and related obligations;

(8)	Liens existing on the Issue Date (other than Liens Incurred to secure obligations under the Existing Credit Agreement);

(9)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and improvements, additions and accessions thereto and proceeds and distributions thereof);

(10)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and improvements, additions and accessions thereto and proceeds and distributions thereof);

(11)	Liens securing Indebtedness or other obligations owing to the Company or a Restricted Subsidiary;

(12)	Liens securing Hedging Obligations so long as such Hedging Obligations are not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(13)	Oil and Gas Liens;

(14)	Liens securing the Notes or any Subsidiary Guaranty;

(15)	Liens on the Capital Stock of Unrestricted Subsidiaries;

(16)	Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be Incurred under the Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents, or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(17)	Liens arising from the deposit of funds, cash equivalents or securities or other property in trust for the purpose of decreasing, discharging, redeeming or defeasing Indebtedness so long as such deposit of funds, cash equivalents or securities or other property and such decreasing, discharging, redeeming or defeasing of Indebtedness are not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(18)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (8), (9), (10) or (14) of this definition; provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could have secured the original Lien (plus assets or property affixed or appurtenant thereto, improvements, additions and accessions thereto and proceeds and distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of such Indebtedness at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay accrued but unpaid interest and any fees and expenses, including premiums, related to such Refinancing;

(19)	Liens Incurred to secure cash management services in the ordinary course of business;

(20)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements limiting the disposition of such assets pending the closing of the transactions contemplated thereby;

(21)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(22)	Liens on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(23)	prior to the Termination Date, Liens securing Indebtedness permitted under clause (b)(14) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” to the extent such Liens extend only to the assets that are the subject of the agreements described in such clause (b)(14);

(24)	any interest or title of a lessor under any lease;

(25)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(26)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(27)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(28)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or any interest acquired pursuant to a Permitted Business Investment;

(29)	Liens (A) on advances of cash or Temporary Cash Investments in favor of the seller of any asset to be acquired by the Company or any Restricted Subsidiary to be applied against the purchase price for such asset, (B) consisting of an agreement to dispose of any property in a disposition not prohibited by the Indenture and (C) on cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement not prohibited by the Indenture;

(30)	Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(31)	prior to the Termination Date, other Liens to the extent that, at the time of each such incurrence, the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (a) 3.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence and (b) $75.0 million at any one time outstanding; and

(32)	from and after the Termination Date, other Liens to the extent that, at the time of each such incurrence, the aggregate outstanding principal or face amount of the obligations secured thereby does not exceed the greater of (a) 15.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence, and (b) the aggregate principal or face amount of obligations outstanding on the Termination Date and at such time secured by Liens permitted under Permitted Liens clauses (7), (23) and (31).

In each case set forth above and in the definition of the term “Oil and Gas Liens,” notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a Permitted Lien or an Oil and Gas Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, repairs, additions, attachments and accessions thereto, assets and property affixed or appurtenant thereto, construction thereon, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties or reserves.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the purchase, lease or improvement by the Company or a Restricted Subsidiary of such property; provided, however, that such Indebtedness is Incurred within 180 days after such acquisition of such property.

“Qualifying Equity Offering” means the issuance after the Issue Date of Capital Stock of the Company (other than Disqualified Stock) to any Person or Persons other than a Subsidiary of the Company.

“Refinance” means, in respect of any Indebtedness, to refinance or refund or to issue other Indebtedness in exchange or replacement for, such Indebtedness (whether contemporaneously with the satisfaction of such Indebtedness or within 180 days of such satisfaction). “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (a) the date 367 days after the Stated Maturity of the Notes and (b) the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (a) the Average Life of the Notes at such time plus 367 days and (b) the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus accrued interest thereon and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or a Subsidiary Guarantor and (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date, among the Company, the Subsidiary Guarantors and the initial purchasers.

“Related Business” means any Oil and Gas Business, any business in which the Company, any of its Restricted Subsidiaries or any Person in which the Company or any Restricted Subsidiary had an Investment was engaged on the Issue Date, and any business related, ancillary or complementary to any of the foregoing.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment, without duplication, of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable to the Company or a Restricted Subsidiary and (C) to the holders of any class of its Capital Stock on a pro rata basis, dividends or other distributions made by a Subsidiary);

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by the Company or a Restricted Subsidiary and other than transactions involving all holders of any class of Capital Stock of such Restricted Subsidiary on a pro rata basis), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) Subordinated Obligations held by the Company or a Restricted Subsidiary and (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or a Restricted Subsidiary) and thereafter the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(A)	any obligation of such Person to the Company or any Subsidiary of the Company;

(B)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(C)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(D)	any Indebtedness or other Obligation of such Person that is subordinate in right of payment to any other Indebtedness or other Obligation of such Person; or

(E)	that portion of any Indebtedness that at the time of Incurrence was Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter Guarantees the Notes pursuant to the terms of the Indenture, in each case unless and until such Subsidiary is released from its obligations under its Subsidiary Guaranty pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations guaranteed by the United States of America or any agency or instrumentality thereof;

(2)	investments in demand and time deposit accounts, bankers’ acceptances, overnight bank deposits, certificates of deposit and money market deposits maturing within 12 months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (registered pursuant Section 15E of the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5)	investments in securities with maturities of nine months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and, at the time of acquisition, rated at least “A” by Standard & Poor’s or “A” by Moody’s (or equivalent ratings by any other nationally recognized rating agency);

(6)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7)	investments in deposits available for withdrawal on demand with any commercial bank or similar institution that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided, however, that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $5.0 million in the aggregate.

“Trustee” means Wells Fargo Bank, N.A. until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below;

(2)	any Subsidiary of an Unrestricted Subsidiary; and

(3)	Grizzly Holdings;

in each case unless and until such time as such Subsidiary is designated a Restricted Subsidiary for the purposes of the Indenture. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would not be prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (the amount of any such Restricted Payment or Permitted Investment being calculated in the manner set forth in the definition of the term “Investment”).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares and shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more other Wholly Owned Subsidiaries.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

We will issue the Exchange Notes in the form of one or more global Exchange Notes, or the Global Exchange Note. The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Exchange Note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that Global Exchange Note for all purposes under the Indenture. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a Global Exchange Note:

•	will not be entitled to have Exchange Notes represented by the Global Exchange Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes; and

•	will not be considered the owners or holders of the Exchange Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the DTC, as the holder of the Global Exchange Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the Global Exchange Note registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Exchange Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed within 90 days;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated Exchange Notes;

(3)	there has occurred and is continuing an Event of Default under the Indenture; or

(4)	certain other events provided in the Indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the exchange of 2015 Notes for Exchange Notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This summary is limited to the tax consequences of those persons who are original beneficial owners of the 2015 Notes, who exchange 2015 Notes for Exchange Notes in the exchange offer, and that will hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as Holders. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold 2015 Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds 2015 Notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the 2015 Notes, you should consult your tax advisor regarding the tax consequences of the exchange of 2015 Notes for Exchange Notes pursuant to the exchange offer.

This summary is for general information only. Persons considering the exchange of 2015 Notes for Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income tax and other tax consequences to them of exchanging the 2015 Notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of a 2014 Note for an Exchange Note Pursuant to the Exchange Offer

The Exchange Notes described herein will not differ materially in kind or extent from the 2015 Notes. Your exchange of 2015 Notes for Exchange Notes will not constitute a taxable disposition of the 2015 Notes for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable income, gain or loss on such exchange, (2) your holding period for the Exchange Notes will generally include the holding period of the 2015 Notes so exchanged, and (3) your adjusted tax basis in the Exchange Notes will generally be the same as your adjusted tax basis in the 2015 Notes so exchanged.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. DUE TO THE COMPLEXITY OF THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO NOTEHOLDERS AND THE CONSIDERABLE UNCERTAINTY THAT EXISTS WITH RESPECT TO MANY ASPECTS OF THOSE RULES, EACH NOTEHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER AND OF OWNING AND DISPOSING OF EXCHANGE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for 2015 Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you do not intend to participate in the distribution of the Exchange Notes.

If you tender 2015 Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on the above interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of Exchange Notes received in exchange for 2015 Notes where such 2015 Notes were acquired as a result of market-marking activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of this prospectus, we will promptly send additional copies of this prospectus and any amendment to this prospectus to any broker-dealer that requests such documents. We have agreed, in connection with the exchange offer, to indemnify the holders of 2015 Notes and Exchange Notes against certain liabilities, including liabilities under the Securities Act.

By acceptance of the exchange offer, each broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

LEGAL MATTERS

The validity of the Exchange Notes offered hereby will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The audited financial statements of Gulfport Energy Corporation and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Diamondback Energy, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information included in or incorporated by reference into this prospectus regarding estimates of our proved oil and natural gas reserves and the discounted present value of estimated future net revenue before income tax of our estimated proved reserves is based on reports included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, prepared by Netherland, Sewell & Associates, Inc., with respect to our WCBB, Hackberry and Niobrara fields, and by Ryder Scott Company L.P., with respect to our Utica Shale acreage. All of such information has been so included or incorporated by reference herein in reliance upon the authority of such firms as experts in such matters.

GLOSSARY OF OIL AND GAS TERMS

The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus.

BBL. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.

BOE. Barrels of oil equivalent, with six thousand cubic feet of natural gas being equivalent to one barrel of oil.

BTU or British thermal unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

MBBLS. Thousand barrels of crude oil or other liquid hydrocarbons.

MBOE. Thousand barrels of oil equivalent.

MCF. Thousand cubic feet of natural gas.

MMBTU. Million British Thermal Units.

MMCF. Million cubic feet of natural gas.

Net revenue interest (NRI). An owner’s interest in the revenues of a well after deducting proceeds allocated to royalty and overriding interests.

Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.

PUD. Proved undeveloped.

Present value of future net revenues (PV-10). The present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, of proved reserves calculated in accordance with Financial Accounting Standards Board guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Proved reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

A-1

Proved undeveloped reserves (PUD). Proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells on which a relatively major expenditure is required to establish production.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Standardized Measure. The present value of estimated future cash inflows from proved oil and natural gas reserves, less future development, abandonment, production and future income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized Measure differs from PV-10 because Standardized Measure includes the effect of future income taxes.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Working interest (WI). The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

A-2

Gulfport Energy Corporation

Offer to Exchange

6.625% Senior Notes due 2023

PROSPECTUS

September 4, 2015